PROSPECTUS

                             MAXIMUS FUND I, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

                      $25,000,000 IN MEMBERSHIP INTERESTS
                            MINIMUM PURCHASE $5,000
                          MINIMUM OFFERING $1,000,000

    MAXIMUS FUND I, L.L.C. (the "Fund") is a limited liability company organized in Delaware to engage in the speculative trading of futures and option contracts and other commodity interests on U.S. exchanges. The Fund is a commodity pool subject to the jurisdiction of the Commodity Futures Trading Commission (the "CFTC"), not a mutual fund or any other type of investment company within the meaning of the Investment Act of 1940 and is not subject to regulation thereunder. The Fund will be administered by Maximus Capital Management, Inc. (the "Manager"), its Commodity Pool Operator and Managing Member. The Manager will initially serve as the Fund's sole trading advisor to make commodity interest trading decisions. In addition, the Manager has primary responsibility for monitoring the performance of any additional commodity trading advisor(s), allocating the Fund's assets among such advisor(s) and selecting additional or replacement advisor(s). The Manager has selected Iowa Grain Company as the Fund's initial Futures Commission Merchant.

      POTENTIAL INVESTORS IN THE FUND ARE ADVISED THAT AN INVESTMENT IN ITS MEMBERSHIP INTERESTS ARE SUBJECT TO THE FOLLOWING CONSIDERATIONS, AMONG OTHERS:

    - Futures trading is speculative, can be volatile and involves significant risks including those discussed in "Risk Factors".

    - The operation of the Fund may be subject to certain conflicts of interest. (See "Conflicts of Interest.")

    - There are significant income tax aspects associated with this offering.

    - Transferability of the Interests is restricted and can only be done with the managers consent; there is no public market for these securities and none is expected to develop. For a full discussion of the significant restrictions on the transferability and redemption of the Interests, including penalties for redemption in the first 18 months, see sec.14 -- "Operating Agreement" on page 32.

    - Investors must have (a) a net worth of at least $125,000 (exclusive of home, furnishings, and automobiles) or (b) a net worth of at least $50,000 and an annual gross income of $25,000.

    Unless earlier terminated, the Initial Offering Period will be up to two (2) months from the date hereof unless, in the sole discretion of the Manager, it is extended for periods up to a total of seven (7) additional months. The Fund is offering on a best-efforts, self underwritten (meaning no broker dealer) basis, a minimum of $1,000,000 up to a maximum of $25,000,000 in Membership Interests ("Interests"). (See "Risk Factors -- Self-underwritten Offering.") The date that
(1) subscriptions for a minimum of $1,000,000 in Interests have been received and (2) the Fund has commenced trading will mark the end of the Initial Offering Period. During the Initial Offering Period, Interests are offered at $1,000 per Interest; during the balance of this up to nine (9) month Offering Period, purchasers will be issued Interests (and fractions thereof, calculated to three
(3) significant decimals) at their Net Asset Value per Interest as of the close of business on the last business day of the month in which the subscriptions are received by the Fund plus a pro-rata portion of the unamortized organization and offering expenses previously incurred or accrued by the Fund plus, if sold by broker-dealer Selling Agents, any selling commissions. (the "Selling Price"). (See "Notes to the Cover Page"). The initial subscription will be held by First of America Trust Company (See sec.9 -- Use of Proceeds). If a minimum of $1,000,000 in Interests is not sold during the Initial Offering Period (as it may be extended), investor funds will be promptly returned, together with any interest. The minimum purchase is $5,000 or, in its sole discretion, the Manager may accept smaller subscriptions ($1,000 in the case of Individual Retirement Accounts); additional purchases by existing Members may be made in the amount of $5,000 or more.

    THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

    THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES ARE SUITABLE FOR INVESTMENT ONLY BY A PERSON WHO CAN AFFORD TO LOSE HIS ENTIRE INVESTMENT. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OR AGENCY OF ANY STATE, NOR HAVE SUCH COMMISSIONS OR AGENCIES PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                                OFFERING                 SELLING                PROCEEDS TO
                                              PRICE(1)(2)             COMMISSION(1)           FUND(1)(2)(3)(4)
------------------------------------------------------------------------------------------------------------------
Per Interest...........................          $1,000                     $0                     $1,000
------------------------------------------------------------------------------------------------------------------
Total Minimum..........................        $1,000,000                   $0                   $1,000,000
------------------------------------------------------------------------------------------------------------------
Total Maximum..........................       $25,000,000                   $0                  $25,000,000
==================================================================================================================

(Footnotes are on page ii)

                                    MANAGER
                        MAXIMUS CAPITAL MANAGEMENT, INC.
                               8218 N. UNIVERSITY
                             PEORIA, ILLINOIS 61615
                            TELEPHONE (309) 691-5706
                            FACSIMILE (309) 691-5778

                The Date of this Prospectus is September 4, 1997

                      COMMODITY FUTURES TRADING COMMISSION
                           RISK DISCLOSURE STATEMENT

    YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

     FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 19 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 21.

     THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT AT PAGE 8.

     PROSPECTIVE PURCHASERS OF INTERESTS ARE NOT TO RELY ON THE CONTENTS OF THIS DISCLOSURE DOCUMENT AS LEGAL OR TAX ADVICE. EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND RELATED MATTERS CONCERNING HIS INVESTMENT.

    THE INFORMATION CONTAINED IN THIS DISCLOSURE DOCUMENT HAS BEEN PRESENTED AND IS ACCEPTED WITH THE EXPRESS AGREEMENT AND UNDERSTANDING THAT IT IS CONFIDENTIAL AND THAT IT WILL NOT BE REPRODUCED IN WHOLE OR IN PART, NOR WILL IT BE DISTRIBUTED OR DISCLOSED TO ANY OTHER PERSON, FIRM OR CORPORATION WITHOUT PRIOR WRITTEN PERMISSION. ANY PERSON ACTING CONTRARY TO THE FOREGOING RESTRICTIONS MAY PLACE HIMSELF AND THE FUND IN VIOLATION OF FEDERAL OR STATE SECURITIES LAWS.

    EXCEPT AS OTHERWISE INDICATED, THIS DISCLOSURE DOCUMENT SPEAKS AS OF THE DATE OF ITS ISSUANCE AND NEITHER THE DELIVERY HEREOF NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF ISSUANCE.
                           -------------------------

NOTES TO COVER PAGE:

1. The Interests are being offered initially by the Fund through its Manager on a best efforts basis without any registered broker-dealer(s). There can be no assurance that any or all of the Interests being offered will be sold.

2. Unless earlier terminated, the Initial Offering Period will be up to two (2) months from the date hereof unless, in the sole discretion of the Fund, it is extended up to seven (7) additional months from the date of this Prospectus.

3. These figures assume a uniform sales price of $1,000 per Interest and do not reflect the organization and offering expenses, the later estimated at $115,000 -- only a portion of which have been paid as of the date of this Prospectus -- during the Initial Offering Period, to be advanced by the Manager. The organization and offering expenses will be reimbursed out of interest income from the proceeds. (See sec.11 "Compensation and Expenses")

4. Fund assets at least sufficient to cover margin requirements will be deposited in the Fund's account(s) with the Clearing Broker. If the Fund trades commodity interests on foreign exchanges, a portion of its assets may be transferred to commodity brokers which are clearing members of such foreign exchanges to meet initial and variation margin requirements. The Fund may invest its assets in excess of margin requirements (maintained in customer segregated account(s) at the Clearing Broker) in other interest-earning obligations. Until fully reimbursed, the Manager will receive the interest in lieu of charging the Fund Organizational Costs; once the Manager has been reimbursed for Organizational Costs (estimated at $115,000), the Fund will receive 80% of the interest income and the Manager will receive 20%.

                               TABLE OF CONTENTS

SECTION                               TITLE                                  PAGE
-------                               -----                                  ----
  1.       SUMMARY.....................................................        1
  2.       THE FUND....................................................        3
  3.       THE OFFERING................................................        5
  4.       THE MANAGER.................................................        6
  5.       RISK FACTORS................................................        8
  6.       CONFLICTS OF INTEREST.......................................       13
  7.       CLEARING AND INTRODUCING BROKERS............................       15
  8.       TRADING STRATEGY............................................       16
  9.       USE OF PROCEEDS.............................................       17
  10.      PERFORMANCE RECORD..........................................       17
  11.      COMPENSATION AND EXPENSES...................................       19
  12.      TAX CONSIDERATIONS..........................................       22
  13.      REPORTS AND ACCOUNTING......................................       32
  14.      OPERATING AGREEMENT.........................................       32
  15.      GLOSSARY....................................................       35
  16.      FUTURES TRADING.............................................       37
  17.      MISCELLANEOUS...............................................       40
OPERATING AGREEMENT....................................................    EXHIBIT A
SUBSCRIPTION AGREEMENT/POWER OF ATTORNEY...............................    EXHIBIT B
REQUEST FOR REDEMPTION.................................................    EXHIBIT C
AUDITED FINANCIALS.....................................................    EXHIBIT D

                                 SEC.1. SUMMARY

     This summary is intended as a highlight of more detailed information contained in the body of this Prospectus. This Summary is qualified in its entirety by the information appearing elsewhere in this Prospectus and the attached exhibits.

THE FUND...................  MAXIMUS FUND I, L.L.C. (the "Fund") is a limited liability company organized under the Delaware Limited Liability Company Act on January 17, 1997. The Fund will initially offer two separate classes ("A" and "B" Interests) and, in the future, may offer additional classes.

MANAGER, ADMINISTRATION AND
TRADING....................  The Manager of the Fund is Maximus Capital
                             Management, Inc. The principal office of the Manager and the Fund is located at 8218 N. University, Peoria, Illinois 61615. Initially, the Manager, Maximus Capital Management, Inc., will also serve as the Fund's trading advisor. The telephone number is (309) 691-5706. The facsimile number is (309) 691-5778.

INVESTMENT.................  The Fund seeks substantial capital growth by engaging in the speculative trading of futures and options on futures in U.S. markets.

INTERESTS OFFERED..........  Interests in the Fund are offered to the public at an initial price of $1,000 per Interest.
                             Thereafter, Interests will be available for purchase at the month-end Net Asset Value per Interest. The minimum required investment is $5,000.00 subject to the discretion of the Manager to accept less. The first intended use of this Prospectus is the date on the front cover.

FUND'S BROKERAGE...........  The Fund's Clearing Broker is Iowa Grain Company.
                             The Introducing Broker is D&R Commodities, Inc.

REDEMPTION OF INTERESTS....  The Interests are redeemable, with 10 days prior written notice to the Fund, by Investors at the Net Asset value per Interest as of the end of any month. (See "Operating Agreement -- Redemptions" with regard to redemption penalties if Interests are redeemed within 18 months of being accepted.)

COMPENSATION...............  Class "A" Interests will be charged a monthly management fee equal to 1/12 of 1% (approximately 1% annually) of the Net Asset Value. Class "B" Interests will be charged both the monthly 1/12 of 1% management fee and a quarterly incentive fee by the Manager equal to 25% of Trading Profits, both as defined in sec.11 -- "Compensation and Expenses". For both classes, brokerage fees are $65.00 per round turn. (See "Compensation and Expenses" as to details and defined terms.)

EXPENSES...................  The Fund will pay for on-going operating expenses which include accounting, legal and auditing, estimated at $25,000 during its first full year of operation.

BREAK-EVEN.................  Given the Fund's contemplated expenses, Class "A"
                             Interests must earn profits of $2,000.00 (or 10%) in order for a $1,000.00 investment to break-even and Class "B" Interests must earn profits of $2,666.60 (or 13.33%) for an investment of $1,000 to break-even. (See the Break-Even Illustrations on Pages 23 and 24.)

MONTHLY REPORT.............  Each Member will receive a monthly account statement showing their portion of the month-end Net Asset Value in the Fund. Additionally, each Member will receive a year-end set of financial statements audited by an independent certified public accountant.

TAX TREATMENT..............  See sec.12 -- "Tax Considerations" for a discussion of tax consequences to investors in the Fund.

FISCAL YEAR-END............  December 31.

RISKS AND CONFLICTS OF
INTEREST...................  An investment in Interests is speculative and involves a high degree of risk, reflecting (among other things) the highly leveraged and frequently volatile markets in which the Fund will trade. In addition to trading risks, the Fund will be subject to substantial fees and expenses which must be less than its revenues to prevent depletion of its trading assets. Potential conflicts of interest are described in Section 6.

HOW TO SUBSCRIBE...........  See Subscription Procedures contained in Exhibit B.

U.S. DOLLAR DENOMINATION...  The Fund will report its results and transact subscriptions and redemptions in United States Dollars.

                                SEC.2. THE FUND

MAXIMUS FUND I, L.L.C. (the "Fund") is a limited liability company organized under the laws of the State of Delaware to engage in the speculative trading of commodity interests. The principal office of the Fund is located at 8218 N. University, Peoria, Illinois 61615.

LIMITED LIABILITY COMPANY

     The Fund has been formed as a limited liability company under the laws of Delaware. A limited liability company is a form of business entity which is separate and distinct from the familiar corporation and partnership forms. The limited liability company has some corporate attributes and some partnership attributes. The owners (called "Members") of a limited liability company, like the shareholders of a corporation, are not generally liable for business liabilities While limited liability companies have been a standard form of doing business in Europe and Latin America for many years, the limited liability company has only been permitted in the United States in recent years. The limited liability company is run by manager(s), in the same manner that the board of directors runs a corporation. The Manager of the Fund is Maximus Capital Management, Inc. (See "The Manager") However, a limited liability company is taxed as a limited partnership. (See "Tax Considerations") Also, the operating agreement of the limited liability company, like the partnership agreement of a partnership, can specify the manner in which distributions are made among members which permits much more flexibility than a corporation which must make distributions to shareholders in accordance with their stock ownership.

SECURITIES OFFERED

     The Interests offered hereby represent "membership interests" in the Fund. Such Interests constitute an economic interest in the Fund and contains the right to receive certain cash distributions and other benefits, not a right to any specific commodity interest position or any other Fund assets. A Member will have certain voting rights (with respect to those matters which are submitted to a vote of the Members) and rights to receive certain distributions in proportion to the Interests held. (See "Operating Agreement")

                                 CAPITALIZATION

     The Fund was formed on January 17, 1997. The table below shows the capitalization of the Fund as of the date of this Prospectus and as adjusted for the sale respectively of the $1,000,000 minimum and the maximum amount of Interests registered (having an aggregate Selling Price of $25,000,000):

                                      OUTSTANDING          AS ADJUSTED              AS ADJUSTED
                                         AS OF                (1)(2)                  (1)(2)
          TITLE AND CLASS            MARCH 18, 1997      SALE OF MINIMUM          SALE OF MAXIMUM
          ---------------            --------------      ---------------          ---------------
Manager
  "A" Interests....................       1                     25                      250
  "B" Interests....................       0                     0                        0
Members
  "A" Interests....................       0           Total of 1,000 between  Total of 25,000 between
  "B" Interests....................       0                the classes            the two classes
                                       ---------      ----------------------  -----------------------
       Total Capital...............    $1,000.00            $1,025,000              $25,250,000
                                       =========      ======================  =======================

-------------------------
(1) This calculation assumes that the sale of all Interests is made during this Offering Period at the $1,000 per Interest initial offering price. The maximum amount will vary, depending on the respective Net Asset Value per Interest (and associated Selling Price) and the number of Interests sold during this Offering Period.

(2) To effect the organization of the Fund, one (1) Interest was purchased by the Manager. THE MANAGER HAS AGREED TO MAKE SUCH CAPITAL CONTRIBUTIONS TO THE FUND AS ARE NECESSARY TO MAINTAIN AN AGGREGATE INVESTMENT EQUAL TO THE GREATER OF 1% OF THE AGGREGATE CAPITAL CONTRIBUTIONS OF ALL MEMBERS OR $25,000.

CERTAIN INVESTMENT ADVANTAGES TO BE CONSIDERED

     Members in the Fund will be able to obtain certain potential advantages which may otherwise be unavailable to them if they were to engage individually in commodity transactions. Among these are the following:

     LIMITED LIABILITY. Unlike an individual who invests in futures through an individual account, a Member cannot lose more than the amount of his Fund investment, plus his share of any undistributed Fund profit.

     ADMINISTRATIVE CONVENIENCE. The Fund provides the Members with many services designed to reduce the administrative details involved in engaging in commodity interest trading. An investor who is not prepared to spend substantial time trading futures or managing other investment vehicles may nevertheless participate in these markets through the Fund. Members can receive their net asset value on a daily basis by telephoning the Manager at the number provided in the Prospectus.

     REDUCED BROKERAGE COMMISSIONS. As described in sec.11 -- "Compensation and Expenses", the Fund initially will pay the Clearing Broker $65 per round-turn futures or option trades. To the extent an investor may be charged higher commissions were he to trade directly, he will benefit by the Fund's lower rate. No assurance can be given that the brokerage rates paid by the Fund are the lowest rates charged by the Clearing or Introducing Brokers.

     PROFIT POTENTIAL IN DECLINING MARKETS. Unlike the market in stocks, bonds or real estate, the potential profitability of the Fund is not dependent upon favorable economic conditions. In fact, unfavorable conditions such as inflation can increase the profit potential of managed futures trading by generating sustained commodity price trends.

     ACCESS TO ADVISORS. Initially, the Manager will serve as the Advisor. However, in the future, the Manager may utilize the services of on or more advisors. By pooling investors' capital, the Fund can retain Advisors that an individual investor could not ordinarily utilize due to the individual or collective minimum account size requirements of the Advisor(s) to the Fund.

                              SEC.3. THE OFFERING

PURCHASE OF THE INTERESTS OFFERED HEREBY SHOULD BE MADE ONLY BY THOSE PERSONS WHO CAN AFFORD TO BEAR THE RISK OF A TOTAL LOSS OF THEIR INVESTMENT. THE FUND RESERVES THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART.

     Maximus Fund I, L.L.C. is currently offering two classes of membership Interests. Class "A" shares will be made available only to clients currently holding managed accounts with the Manager, Maximus Capital Management, Inc. Class "B" Interests will be offered to all other prospective investors. Each Member, regardless of class, will share expenses of the Fund in a pro rata fashion. Both classes pay a monthly management fee of 1/12 of 1% of month-end Net Asset Value. However, Members with Class "B" Interests will also pay an Incentive Fee based on Trading Profits. (See sec. 11 -- "Compensation and Expenses.")

INVESTMENT REQUIREMENTS

     Subscriptions for the purchase of the Interests offered hereby are subject to the following conditions:

          (1) The minimum purchase is $5,000. The Manager in its discretion may accept smaller subscriptions. ($1,000 in the case of Individual Retirement Accounts) There is generally no limit on the maximum number of Interests that may be purchased by any one investor, except as limited by applicable regulatory considerations.

          (2) Each purchaser must represent in the Subscription Agreement and Power of Attorney that he has (a) a net worth of at least $125,000 (exclusive of home, furnishings and automobiles) or (b) a net worth of at least $50,000 (similarly calculated) and an annual gross income of not less than $25,000. The Administrators of securities laws of certain states have imposed additional suitability requirements for investments by residents of such states. (See Annex to the Subscription Agreement and Power of Attorney.)

          (3) In the case of a pension, profit sharing plan or trust or any tax-deferred or tax-exempt entity, including retirement plans, the trustee or custodian must represent that he or she is authorized to execute such subscription on behalf of the plan and that such investment is not prohibited by law or the plan's governing documents.

          (4) The Manager may reject any subscription. All subscriptions accepted are irrevocable.

          (5) Each purchaser must represent in the Subscription Agreement and Power of Attorney that he or she is a U.S. citizen or resident or it is a domestic corporation, partnership or trust, as defined in the Internal Revenue Code of 1986, as amended.

          (6) The Manager and any Selling Agents must have reasonable grounds to believe, on the basis of information obtained from the purchaser concerning his financial situation and needs and any other information known by the Manager and/or any Selling Agent, that: (a) the purchaser is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus; (b) the purchaser has a net worth sufficient to sustain the risks inherent in the Fund, including losses of investment and lack of liquidity; and (c) the Fund is otherwise a suitable investment for the purchaser.

                               SEC.4. THE MANAGER

     Maximus Capital Management, Inc. (the "Manager") is an Illinois corporation that was formed in December 1996. It has been registered with the Commodity Futures Trading Commission (the "CFTC") and National Futures Association ("NFA") as a commodity trading advisor since December 13, 1996 and commodity pool operator since May 23, 1997. Prior to its December 1996 incorporation, the Manager operated as follows: between December 1995 and May 1996, the Manager was a sole proprietorship doing business as (d/b/a) Maximus Capital Management. In May 1996, the sole proprietorship was incorporated as D&R Commodities, Inc. ("D&R"); however, it continued doing business as Maximus Capital Management from May through November 1996. Darren R. Frye is the sole shareholder of D&R and the Manager. The past trading performance of the Manager is contained on page 17.

DARREN R. FRYE

     Darren R. Frye is the President and sole shareholder of the Manager, Maximus Capital Management, Inc. Mr. Frye has run D&R Enterprises, a fertilizer dealership, from October 1987 to date. At D&R Enterprises, Mr. Frye's main duties and responsibilities consist of managing the company's day-to-day operations. He has also run his own soil-testing and consulting business, Midwest Soil Services, since September 1991. In response to demand from his clients for grain marketing advice, he started D&R Marketing in December 1994. D&R Marketing is primarily engaged in, and Mr. Frye's main duties and responsibilities consist of, providing marketing advice to grain producers in connection with cash grain market transactions. In February 1995, Mr. Frye founded D&R Commodities, a sole proprietorship which operated as an introducing broker. In May 1996, this sole proprietorship was incorporated as D&R Commodities, Inc. and Mr. Frye became the sole shareholder. D&R Commodities, Inc. is registered with the NFA as a CTA and IB and is guaranteed by Iowa Grain Co., the Futures Commission Merchant of the Fund. In addition to his involvement with the above referenced companies, Mr. Frye has traded commodities for his own account for 12 years. The trading performance of D&R Commodities d/b/a Maximus Capital Management is located on page 17.

ERIC SAMPSON

     Eric Sampson graduated from Bradley University in December 1992 with a degree in Finance. He worked as a part-time bookkeeper for Dunlap State Bank from 1991 until graduation in 1992. In August 1992, Mr. Sampson entered the securities industry as a registered broker with Walnut Street Securities. As a broker, he serviced customer trading accounts. In January 1994, Mr. Sampson left Walnut Street Securities to begin his involvement in the commodities industry. He became an Associated Person of Bates Commodities, an introducing broker, in February 1994. As an AP of Bates Commodities, Mr. Sampson functioned as a commodity broker servicing customer accounts until January 1995. He left Bates Commodities in order to accept a position with D&R Commodities in February 1995. As an AP, his duties and responsibilities include the solicitation and handling of customer accounts. Mr. Sampson's affiliation with D&R Commodities has afforded him with other opportunities as well. He has also served as a representative of D&R Marketing, a cash grain consulting business, and he participated with Mr. Frye in the formation of the Manager. Mr. Sampson became registered with D&R Commodities as an AP in May 1995 and as a principal in December 1995. He currently serves as the Director of Operations of both the Manager and D&R Commodities, Inc.

MINIMUM NET WORTH AND PURCHASE REQUIREMENTS

     The Operating Agreement provides that the Manager (and/or its affiliates) will contribute to the Fund an amount mandated under the North American Securities Administrators Association ("NASAA") Commodity Pool Guidelines. (the "Guidelines") (Those Guidelines currently provide that the promoter of a commodity pool such as the Fund must purchase Interests equal to the greater of 1% of the aggregate initial capital contributions of all Members or $25,000.) The Manager has agreed to contribute capital in amounts sufficient to satisfy such minimum investment requirement. The Manager will share Fund profits and losses with the Members pro rata to the extent of its investment. The Manager may not redeem or transfer any

Interests, so long as it is acting as Manager, in excess of its minimum purchase requirements. While they do not currently intend to do so, the Manager and its officers, directors, shareholders and employees may subscribe for Interests of the Fund offered which purchases, if any, would count toward the $1,000,000 minimum offering; any Interests so acquired (including the Manager's minimum purchase as required by NASAA Guidelines) will be for investment purposes and with no intention to distribute through subsequent transfers.

     Under the Operating Agreement, the Manager is obliged, for as long as it continues to serve as Manager of the Fund, to maintain a net worth not less than mandated under the NASAA Guidelines. (Those Guidelines currently provide that the promoter of a commodity pool such as the Fund must maintain a net worth of not less than 5% of the aggregate capital contributions to the Fund and any other entity for which it acts as sponsor, manager and/or general partner -- but in no case is less than $50,000 or more than $1,000,000 required). For these purposes, "net worth" reflects the carrying of all assets at fair market value and excludes capital contributions of the Manager to the Fund or to any other entity for which it acts as sponsor, manager and/or general partner. Net worth will be calculated in accordance with generally accepted accounting principles provided that all current assets shall be based on then current market value and may include any notes receivable, letters of credit or stock subscriptions from adequately capitalized principals of the Manager and/or other parties involved in the offering, including the Clearing Broker.

RECENT SALES OF UNREGISTERED SECURITIES

     On January 17, 1997, in order to organize itself, the Registrant sold one Membership Interest to its Managing Member for $1,000.

FIDUCIARY RESPONSIBILITY OF THE MANAGER

     Counsel has advised the Manager it has a fiduciary responsibility for the safekeeping and use of all assets of the Fund, whether or not such assets are in its possession. The Manager is accountable to each Member and required to exercise good faith and integrity with respect to Fund affairs. (For example, whether under SEC, CFTC and/or general fiduciary principles, a commodity pool operator cannot commingle property of the Fund with the property of any other person, including the Manager.) Such responsibilities are in addition to the several duties, obligations and limitations of the Manager set forth in the Agreement.

     Cases have been decided under the common or statutory law of partnership in certain jurisdictions to the effect that a limited partner may institute legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a manager for violations of fiduciary duties, or on behalf of a partnership (a partnership derivative action), to recover damages from a third party where a manager has failed or refused to institute proceedings to recover such damages. On the basis of federal and/or state statutes, including most critically the Delaware Limited Liability Act, and rules and decisions by pertinent federal and/or state courts, accordingly, it appears that: (a) Members in a limited liability company have the right, subject to the provisions of the Federal Rules of Civil Procedure and jurisdictional requirements, to bring class actions in federal court to enforce their rights under federal securities laws; and (b) Members who have suffered losses in connection with the purchase or sale of their interests may be able to recover such losses from a manager where the losses result from a violation by the manager of Rule 10b-5, promulgated under the Securities Exchange Act of 1934, as amended. In addition, Members may be afforded certain rights for reparations against the Manager (a registered commodity pool operator and commodity trading advisor), the Clearing and Introducing Brokers (respectively a registered futures commission merchant and introducing broker) under the Commodity Exchange Act, as amended, and rules promulgated thereunder. It should be noted, however, that in endeavoring to recover damages in such actions, it would be generally difficult to establish as a basis for liability that commodity trading has been excessive. This is due to the broad discretion given to the Manager by the Agreement, as well as to the exculpatory provisions contained in such Operating Agreement. The Agreement vests in the Manager the sole responsibility for managing the Fund, including the discretion to choose the commodity trading advisors, determine distributions (if any) and determine whether to admit additional Members. Indemnification is provided by the Fund if the Manager acted within the scope of its authority in good faith and in a manner it reasonably believed to be in the best interests of the Fund. (See "Operating Agreement -- Indemnification" and Exhibit A attached hereto).

     The SEC has stated that, to the extent any such exculpatory or indemnification provision purports to include indemnification for liabilities arising under the Securities Act of 1933, as amended, it is the opinion of the SEC that such indemnification is contrary to public policy and, therefore, unenforceable. Members who believe that the Manager may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at such time.

PROPRIETARY TRADING BY THE MANAGER AND ITS PRINCIPALS

     The Manager and its principals currently trade commodity interests for their own proprietary accounts and intend to continue to do so. The proprietary trading strategy utilized by the Manager or its principals may not be the same as the strategy as used on behalf of the Fund. Neither the Fund nor the Members will be permitted to inspect the proprietary trading records of Mr. Frye, Mr. Sampson or the Manager due to the confidential nature of such records.

                              SEC.5. RISK FACTORS

     The Fund is a new venture in a high risk business. Investment in Interests of the Fund should be made by persons and entities able to assume the risk of losing their entire investment and only after consulting with independent qualified sources of investment and tax advice. Among the risks involved are the following:

RISKS RELATED TO COMMODITY TRADING

- PRICE FLUCTUATION. A principal risk in trading commodity interests as the Fund proposes to do is the volatility in the market prices, which fluctuate rapidly and over wide ranges. The profitability of the Fund will depend on predicting fluctuations in market prices. Prices of commodity futures contracts are affected by a wide variety of complex and hard to predict factors, such as supply and demand of a particular commodity, weather and climate conditions, governmental activities and regulations, political and economic events and prevailing psychological characteristics of the marketplace.

- SUBSTANTIAL LEVERAGE. The lack of (or low) margin deposits normally required in commodity interest trading permits an extremely high degree of leverage. Thus a relatively small price movement in a commodity futures contract may result in immediate and substantial profit or loss to the investor. Like other leveraged investments, a commodity interest transaction may result in losses in excess of the amount invested. If the Fund invests a substantial amount of its net assets in such commodities, a substantial change, up or down, in the value of an Interest would result. Although the Fund may lose more than its initial margin on a trade, the Fund (and not the shareholders personally) will be subject to margin calls.

- ILLIQUIDITY OF TRADING. It is not always possible to execute a buy or sell order at the desired price, or to close out an open position, due to market conditions, limits on open positions and/or daily price fluctuation limits imposed by exchanges and approved by the Commodity Futures Trading Commission (the "CFTC"). Once the market price of a commodity futures contract reaches its daily price fluctuation limit, positions in the commodity can be neither taken nor liquidated unless traders are willing to effect trades at or within the limit. The holder of a commodity futures contract (including the Fund) may therefore be locked into an adverse price movement for several days or more and lose considerably more than the initial margin. Another instance of difficult or impossible execution occurs in markets which lack sufficient trading liquidity. Although the Fund intends to purchase and sell actively traded commodities, no assurance can be given that Fund orders will be executed at or near the desired price.

- POSITION LIMITS. The CFTC and domestic exchanges have established speculative position limits (referred to as "position limits") on the maximum net long or short futures position which any person, or group of persons acting in concert (other than a hedger), may hold or control in futures contracts or options on particular commodities. Any commodity accounts owned or managed by the Advisor or the principals thereof, including the Fund's account, must be combined for position limit purposes. The Manager believes (but cannot assure) that the current limits will not adversely affect the Fund's trading.

- OPTIONS, WHICH ARE HIGHLY LEVERAGED, MAY BE EMPLOYED. The Fund may engage in the trading of options (both puts and calls). Because option premiums paid or received by the Fund can be small in relation to the market value of the investments underlying the options, buying and selling put and call options can result in large amounts of leverage. No assurance can be given that a liquid market will exist for any particular commodity option or at any particular time. If there is insufficient liquidity in the option market at the time, the Fund may not be able to effect an offsetting transaction in a particular option. (See sec.17 -- "Futures Trading".)

- COMPETITION. Commodity futures trading is by its very nature highly competitive. The Fund will be competing with others who may have greater experience, more extensive information about developments affecting the futures markets, more sophisticated means of analyzing and interpreting futures markets and greater financial resources. The Fund will be competing with, among others: commodity warehousemen and representatives of foreign governments, users of commodities and other commodity pools, any of whom may have certain advantages over the Fund.

RISKS RELATED TO THE PARTIES

- RELIANCE ON THE ADVISOR(S) AND ITS (THEIR) TRADING TECHNIQUES. The success of the Fund depends largely on the ability of the Manager ( or, in the future, Advisors). There can be no assurance that the trading techniques utilized will produce profits (or not generate losses). Moreover, their past performance is not necessarily indicative of future results.

- CONFLICTS OF INTEREST. Certain inherent and potential conflicts of interest exist with respect to the operation of the Fund's business. These include (i) the relationship between the Manager and the Introducing Broker, (ii) possible competition with the Fund by the Clearing Broker(s), the Manager or any additional trading advisors and their customers when trading for their own accounts and (iii) the Manager's reservation not only of the right to name itself as an Advisor to the Fund but also initially naming itself as the sole advisor. (See "Conflicts of Interest" and "Fiduciary Responsibility of the Manager".) Moreover, while not currently contemplated, the Manager and its principals may become involved in other business endeavors during the term of the Fund and manage other commodity pools and, accordingly, make it possible for conflicts of interest to exist with respect to the amount of time to be devoted to Fund affairs. For example, other commodity pools organized by the Manager, Clearing Broker and/or additional trading advisor(s) may also compete with the Fund for the same commodity interest positions.

- MULTIPLE TRADING ADVISORS. Initially, the Manager will direct the trading of the Fund. The Fund may in the future retain the services of one or more advisors. (See "Conflicts of Interest -- Selection of Advisors".) There is no assurance that the use of multiple trading approaches will actually result in diversification of Fund assets or will not actually result in losses by one advisor which offset or exceed any profits achieved by the other advisors. Thus, it is possible that incentive fees (see "Compensation and Expenses") could be payable to one or more Advisors during a period in which the Net Asset Value per Interest actually has declined due to losses incurred by another advisor(s). Because the advisors will trade independently of each other, the Fund could simultaneously buy and sell the same futures contract, thereby incurring commission and transaction fee costs with no net change in its holdings as to those commodity interest positions and could have a disproportionate (and possibly adverse) affect on the Fund's assets if margin calls were to occur. (See sec.16 -- "Futures Trading".) Conversely, the advisors may at times enter identical orders and therefore compete for the same trades. This competition could prevent the orders from being executed at the desired price or, under extraordinary circumstances, prevent execution altogether.

- RELIANCE ON THE MANAGER. Members will be relying entirely on the ability of the Manager direct the commodity trading activity of the Fund, including selecting additional trading advisors that may be retained in the future. However, the Manager was only recently organized (December 1996) and neither it -- nor its principals -- has any prior commodity pool operating experience. (See "The Manager -- Past Performance".) In addition, while the Manager is required to maintain a minimum net worth as described under the caption "The Manager -- Minimum Net Worth and Purchase Requirements" and as set forth in the Operating Agreement (Exhibit A) for as long as it serves as a Manager of the Fund, there can be no assurance that such required net worth will be maintained in conformity with pertinent regulations.

- ABSENCE OF CERTAIN STATUTORY REGISTRATION. Neither the Manager nor the Fund is (nor does the Manager believe they are required to be) registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, each as amended; therefore, purchasers of the Interests will not be afforded any protection provided by those Acts.

- DISTRIBUTIONS AT DISCRETION OF THE MANAGER. Distributions, if any, to Members are at the discretion of the Manager which does not presently intend to declare dividends. (See "Conflicts of Interest -- Distributions Would Decrease Compensation to the Manager" and "Operating Agreement -- Redemptions" and "Operating Agreement -- Distributions"). In mitigation, investors should note, redemptions may be made on a monthly basis under specified conditions. Moreover, any distributions may not be recalled in any way to cover later Fund losses (or charged in calculating Net Asset Value per Interest).

- SELF-UNDERWRITTEN OFFERING. Because there is no firm commitment for the purchase of Interests, there can be no assurance that the Fund will sell the required $1,000,000 minimum. In fact, such risk factor is greater in this offering since Interests (principally or exclusively) will be self-underwritten -- meaning without the use of securities brokers -- by the Fund through the Manager which has not previously conducted a self-underwritten offering. (See "Plan of Distribution" and "The Manager".) Subscriber's funds may thus be retained in the corporate client account for up to approximately nine(9) months following the date of this Prospectus.

RISK RELATED TO FUND OPERATIONS

- SUBSTANTIAL FEES AND COMMISSIONS. The Fund will pay the management and/or incentive fees described in "Compensation and Expenses". It should be noted that since all of these fees are calculated on a periodic basis, the Fund may have a net loss for the year even though substantial management and incentive fees may have been paid during interim periods. Such fees will be retained by these parties and will not be repaid to the Fund. Management fees will be paid monthly, whether or not the Fund is profitable; however, with respect to incentive fees, if a particular advisor sustains a net loss for any month or quarter on the Fund's assets it manages, no further incentive fees will be paid to that Advisor until the Fund's assets managed by that advisor again has the requisite Trading Profits, as defined, on a cumulative basis. In the future, if multiple trading advisors are used, Trading Profits will be calculated separately for each advisor. The Fund will also pay substantial brokerage commissions. (See sec.11 -- "Compensation and Expenses".) Brokerage expenses are expected initially to be between 5% and 8% per year of the average annualized Net Asset Value, although such percentage could be significantly higher and may be lower depending on the trading activity and the type of trades executed by the advisor. The brokerage commission will be paid regardless of the Fund's trading performance. Offerees are advised that other trading vehicles similar to the Fund may provide for management and incentive fees and brokerage commissions different from and, in certain cases, lower than those which the Fund will pay. Therefore, the Fund must make substantial trading profits in order to avoid depletion of its assets and for the investors to realize appreciation in the value of their Interests. There is no way to predict accurately the amount of brokerage commissions that will be incurred since they will be entirely dependent on the volume of trading by the Fund.

- SPECIAL CHARACTERISTICS OF START-UP PERIOD. The Fund will encounter a start-up period during which it will incur certain risks relating to the initial investment of its assets. The Fund, for example, may commence trading operations at a disadvantageous time, such as after sustained price movement in a number of markets. Moreover, the start-up period also represents a special risk in that the level of diversification in the Fund's account may be lower than in a fully committed portfolio. Such risks may be particularly relevant for the Fund if it commences trading with only the $1,000,000 minimum, an amount which may require limiting trading. No assurance can be given that the approach chosen as a means of moving toward full portfolio diversification will be successful, in doing so without substantial losses which might have been avoided by other means of initiating investment in the markets. Similar risks will develop if and when new advisors are added or substituted, or Fund assets are reallocated among advisors.

- LIMITED RIGHTS OF INVESTORS. Purchasers of the Interests will become Members in the Fund. They will be unable to exercise any management functions with respect to its operations. The rights and obligations of the Members are governed by the provisions of the Delaware Limited Liability Act and by the Operating Agreement.

- LIMITED LIABILITY OF MANAGEMENT. Under pertinent statutory provisions of the Delaware Limited Liability Act and the Operating Agreement of the Fund, the liability of the Manager is limited. As a result, although it may be possible to obtain injunctive or other equitable relief with respect to some conduct, Members may be unable to recover monetary damages against any persons for actions taken by them which constitute negligence or which would violate any applicable fiduciary duties. Members may not have any effective remedy in cases where equitable relief is unavailable. These provisions could operate to reduce the likelihood of an action against the Manager which might, if brought, benefit the Fund. Nonetheless, the Manager is subject to the duties outline in "Fiduciary Responsibility of the Manager."

- FAILURE OF COMMODITY BROKERS OR BANKS. Under the Commodity Exchange Act, as amended, (the "CEA"), commodity brokers are required to maintain customers' assets in segregated accounts. To the extent that the Clearing Broker does not do so, however, the Fund will be subject to a risk of loss in the event of the bankruptcy of such broker. In addition, irrespective of adequate segregation of accounts by the Clearing Broker, the Fund will be able to recover (even in respect to property specifically traceable to the Fund) only a pro rata share of the property available for distribution to all of the customers of the Clearing Broker, due to CFTC regulations classifying customers' property held as margin as not constituting property specifically identifiable as belonging to a particular customer. While rare, commodity broker bankruptcies have occurred in which customers were not able to recover from the broker's estate the full amount of their funds on deposit with the broker and owed to them. Similarly, those funds deposited in the Fund's account at a U.S. bank (if any) will be insured only up to $100,000 under existing federal regulations; amounts on deposit in excess of that amount would be subject to the risk of bank failure.

- PAST RESULTS NO ASSURANCE OF FUTURE RESULTS. The Manager cautions prospective investors to take seriously the warning required by both the CFTC and the National Futures Association: PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE RESULTS; AN INVESTMENT IN THE FUND IS SPECULATIVE AND INVOLVES A SUBSTANTIAL RISK OF LOSS. Moreover, both the CFTC and SEC in February 1989 requested public comments on possible changes in the manner in which advisors' and sponsors' past performance is presented in commodity pool prospectuses (as well as on the suggestion that such performance not be permitted to be included in such prospectuses) due to the disparity which certain academic studies identified between the actual performance of public commodity pools and the historical performance of such public pools' advisors as set forth in such public pools' prospectuses. This has lead to regulatory concern over the years over the potentially misleading character of the performance records included in commodity pool(s) prospectuses. In fact, several academic studies have reached the conclusion that public commodity pools typically significantly underperform the prior performance records of their selected trading advisors included in their prospectuses. New commodity pool(s) are typically offered following periods of successful trading by an advisor or manager. No assurance can be given that the Fund will perform successfully in the future inasmuch as past results are not necessarily indicative of future performance.

- POSSIBLE EFFECT OF REDEMPTIONS ON VALUE OF INTERESTS. Substantial redemptions of Interests could require the Fund to liquidate positions more rapidly than otherwise desirable in order to raise the necessary cash to fund the redemptions and, at the same time, achieve a market position appropriately reflecting a smaller equity base. Illiquidity in the market could make it difficult to liquidate positions on favorable terms, and may result in losses to the Fund which decrease the Net Asset Value of outstanding Interests.

- MANDATORY REDEMPTION. The Fund's Operating Agreement permits the Manager to limit the total equity in the Fund owned by employee benefit plans subject to ERISA, IRAs and other employee benefit plans not subject to ERISA (for example, government plans) by permitting the Fund to force redemptions of

  Interests held by such plans if, in the unlikely event (as a result of redemptions by non-benefit plan investors), the Manager determines that Fund assets are or will become plan assets as defined by the Department of Labor or otherwise. (See "Operating Agreement -- Redemptions" and discussion below relating to the authority of the Manager to require employee benefit plans, IRAs and similar tax-exempt or tax-deferred investors to withdraw from the Fund under certain conditions.)

- NO PUBLIC MARKET FOR INTERESTS. Although a Member may transfer his Interests, no market exists for the Interests and none is likely to develop. (As a redeemable security, this means the Fund will neither be listed on an exchange nor traded in the over-the-counter market; nonetheless, as described in "Operating Agreement -- Redemptions", Members may make monthly redemptions upon appropriate notice at the month-end Net Asset Value per Interest.) In addition, a transferee of an Interest can only become a substituted Member with the Manager's consent. (See "Operating Agreement".) While the Interests are generally noncallable, the Manager has the authority under the Agreement to require Members that are employee benefit plans, IRAs and similar tax-exempt or tax-deferred investors to withdraw from the Fund under certain conditions. (See "Risk Factors -- Purchases by Employee Benefit Plans -- ERISA Considerations".) Finally, unlike investors in certain types of investments, investors in the Fund will generally be able to make monthly withdrawals of all or any portion of their capital and undistributed profits in the Fund at the month-end Net Asset Value per Interest, subject to a penalty on redemptions made within 18 months of purchase. (See "Operating Agreement -- Redemptions".)

TAX RELATED RISKS

- PARTNER'S TAX LIABILITY MAY EXCEED DISTRIBUTIONS. The distribution to Members of the Fund's profits (if any) for a fiscal year is in the discretion of the Manager. Partners are taxed on Fund income regardless of whether distributed to them; accordingly, Members could incur tax liabilities (from their share of Fund profits) but not receive distributions of cash to pay those taxes.

- POSSIBILITY OF TAXATION AS A CORPORATION. The Fund has been organized as a limited liability company so that, under current federal income tax law, it should be classified as a limited partnership for federal income tax purposes and not as an association taxable as a corporation. No ruling from the IRS in this regard has been obtained, and the Fund does not intend to seek any such ruling. However, counsel for the Fund is of the opinion that the Fund will be so treated. If the Fund were treated as a corporation for federal income tax purposes, income or loss of the Fund would not be passed through to Members, and the Fund would be subject to tax on its income at the rate of tax applicable to corporations. In addition, all or a portion of distributions of Fund income would generally be taxable to Members as corporate dividends, and any such Member's tax on such distributions would be in addition to the corporate tax paid by the Fund on the same income. (See "Summary of Income Tax Consequences -- Classification as a Partnership for Income Tax Purposes".)

-CLASSIFICATION AS A "PUBLICLY TRADED PARTNERSHIP". The Revenue Act of 1987 changed the tax treatment of "public traded partnerships" considering them (with limited exceptions) corporations subject to corporate level tax and subject to certain other adverse tax consequences. (See "Summary of Income Tax Consequences -- Classification as a Partnership for Income Tax Purposes") Counsel believes that the Fund will not be subject to the corporate level tax as a "publicly traded partnership" until after 1997, and probably not thereafter, if (as expected) it receives its income from interest, dividends and income from futures, options or forward contracts on commodities. However, particularly important to ERISA plans and IRAs, the Manager believes (based on regulations published by the Internal Revenue Service), the Fund would be deemed to be a "publicly traded partnership" for purposes of the passive loss rules and the unrelated business income tax. Accordingly, the Manager will operate the Fund and file tax returns for the Fund as if it is a "publicly traded partnership" and as if the Fund will not be able to ensure compliance with the applicable safe harbors. Additionally, future regulations could amend or eliminate such safe harbors. Given these "publicly traded partnership" issues, tax-deferred or tax-exempt investors (including corporate pension and profit-sharing plans, simplified employee pension plans, self-employed plans, Keogh plans and IRAs) may be subject to tax on Fund income from Fund years prior to January 1, 1994 as unrelated business income. However, on August 10, 1993, HR 2264, the Omnibus Budget Reconciliation Act of 1993, became law. This legislation repealed IRC sec.512(c)(2) which provided that profits generated by publicly-traded partnerships are treated as unrelated business income for tax-deferred or tax-exempt entities. This new legislation is effective for partnership (Fund) years beginning on or after January 1, 1994. Thus, the Fund is unlikely to generate profits that would be treated as unrelated business income. However, before investing in the Fund, tax-deferred or tax-exempt entities are advised to seek counsel from their tax advisors regarding the "publicly traded partnership" issues, the effect and effective date of new legislation and/or taxation of any associated unrelated business income. Additionally, under the regulatory authority granted the IRS in the areas of "publicly traded partnerships" and the passive loss rules, it is possible that the Fund could be subjected to the passive loss rules. If this happened, losses incurred by the Fund would only be deductible to the extent of Fund income.

-POSSIBILITY OF AUDIT. The Fund's tax return could be audited by the IRS and adjustments to the return could be made as a result of such an audit. In that case, Members may be required to file amended returns and their returns may be audited. The IRS is authorized to impose interest and penalties on any tax deficiencies established. Interest is compounded daily and, since 1989, is no longer deductible.

-POSSIBLE LEGISLATIVE TAX CHANGES. All of the statements contained in this Prospectus as to federal tax aspects are based upon the existing provisions of the Code and existing administrative and judicial interpretations thereunder. It is emphasized that no assurance can be given that legislative, administrative or judicial changes will not occur which would modify those statements.

-PURCHASES BY RETIREMENT PLANS -- ERISA CONSIDERATIONS. An ERISA employee pension benefit plan (an "ERISA Plan") is a pension, profit-sharing, stock bonus or other employee plan usually otherwise qualified under Section 401(a) of the Internal Revenue Code. The fiduciary provisions under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are highly complex. Accordingly, when considering an investment of the assets of an ERISA plan in the Fund, a fiduciary with respect to such plan should consider among other things: (a) the definition of "plan assets" under ERISA and the final regulations issued by the Department of Labor ("DOL") regarding the definition of "plan assets"; (b) whether the investment satisfies the diversification requirements of sec.404(a)(1) of ERISA; (c) whether the investment satisfies the prudence requirements of sec.404(a)(1) of ERISA; (d) whether income derived from the Fund could constitute "unrelated business income" subject to federal income taxation in the ERISA plan; and (e) that there may be no market in which such fiduciary can sell or otherwise dispose of the Interests (other than through redemptions, permitted monthly). Consequently, the Manager recommends that each investor and his financial and legal advisors consider the foregoing, among any other pertinent factors, before making any purchase of Interests. Although the Fund will become registered pursuant to Section 15(d) and/or
 Section 12(g) of the Securities Exchange Act of 1934, as amended, it is not expected to meet other pertinent DOL standards relating to what constitutes a "public offered security" within the meaning of DOL's plan assets regulations; accordingly, "benefit plan investors" as defined will be limited to less than 25% of the Net Asset Value of the Fund if acceptance would violate the foregoing regulations. Moreover, the Manager also has the right to require ERISA plans to redeem their Interests at any time to avoid application of the "plan asset" rules, including the remote possibility that the Fund does not continue to be a reporting company. (See "Operating Agreement -- Redemptions".)

THE FOREGOING LIST OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS INVOLVED IN THIS OFFERING. POTENTIAL INVESTORS SHOULD READ THE ENTIRE PROSPECTUS BEFORE DECIDING TO INVEST IN INTERESTS OF THE FUND.

                          SEC.6. CONFLICTS OF INTEREST

     The following inherent or potential conflicts of interest should be considered by prospective investors before subscribing for Interests. All descriptions of conflicts addressed respectively as to the Manager, Clearing Broker and Introducing Broker also extend to the respective principal(s) of such entities.

-RELATIONSHIP BETWEEN THE MANAGER AND INTRODUCING BROKER. The Fund will pay brokerage fees of $65 per round turn on futures and options contracts, a portion of which will be paid to the Introducing Broker, D&R Commodities, Inc. Darren Frye and Eric Sampson are the principals of the Manager and the Introducing Broker and, as such, will receive compensation from the Fund through both entities. Additionally, there may be an incentive to over trade the Fund's accounts to generate commissions, because of the relationship between the IB and the Manager.

-OTHER COMMODITY POOLS. The Manager may in the future solicit or manage other commodity pools which could compete with the Fund. Certain trading advisors for these commodity pools could be the same as those for the Fund. Additionally, the Manager may also be engaged by other commodity pools to select trading advisors to direct trading for such other pools, certain of whose trading advisors are or may be the same as the Advisor(s). However, the Manager will waive the management fee or incentive fee payable to it from the Fund to the extent that Fund assets are invested in commodity pools in which it receives a management or incentive fee .

-THE MANAGER, THE CLEARING BROKER AND THE ADVISOR(S) MAY TRADE COMMODITY
 INTERESTS FOR THEIR OWN ACCOUNTS. The Manager, the Clearing Broker and the Advisor(s) may trade commodity interests for their own accounts. Any positions taken by such persons will occur independently and may be the same as, similar or opposite to those taken by the Fund. Such persons may have a conflict of interest concerning the sequence in which orders for transactions will be transmitted to commodity brokers for execution. Additionally, a potential conflict may occur when an Advisor and its principals, as a result of a neutral allocation system, testing a new trading system, trading their own proprietary account(s) more aggressively or any other actions that would not constitute a violation of fiduciary duties, take position in their own proprietary account(s) which are opposite, or ahead of, the position(s) taken for a client. The trading records of any such trading by the Manager, Trading Advisor or any principal will not be available for inspection to participants.

-DISTRIBUTION WOULD DECREASE COMPENSATION TO THE MANAGER. The Operating
 Agreement provides that the amount and frequency of distributions to the Members (other than redemptions) is solely within the discretion of the Fund. Since the Manager's management fees are directly related to the size of the Fund, it would suffer an economic disadvantage if the Fund reduces its assets through such distributions to the Members. However, partial or complete redemptions are permitted on a monthly basis if requested in writing and at least 10 days prior to month end, pursuant to the Operating Agreement. The written notice must be sent to the Manager and include the name and address of the redeeming Member and the amount of Interests sought to be redeemed. (See sec.14 -- "Operating Agreement" and Exhibit C)

-CONFIDENTIAL TREATMENT. The Fund's orders will be treated confidentially.
 Applicable commodities (and, if pertinent, securities) laws prohibit brokers and dealers from utilizing the knowledge of the Fund's trades for their own or for their other customers' benefit.

-MANAGEMENT OF OTHER ACCOUNTS BY THE MANAGER (OR IN THE FUTURE, ADVISORS). In the future, any advisor(s) and/or their affiliates may advise other commodity trading accounts, whether proprietary to themselves and their affiliates or to their clients. All open positions of accounts managed by each Advisor will be aggregated for the purpose of determining futures position limits (subject to coordination under the advisory contracts which are intended to preclude violations of such applicable limits). (See "Glossary")

-DUTIES TO CONTRACT MARKETS AND THE NFA. Certain officers, directors, employees and principals of the Manager, the Clearing Brokers and/or the advisor(s) may serve on various committees and boards of U.S. commodity exchanges, the CFTC and the NFA, and thereby assist in establishing their rules and policies. In those capacities, such persons have a fiduciary duty to the exchanges, the CFTC and NFA and are required to act in such body's best interests, even if such acts are adverse to the Fund.

-NO INDEPENDENT REVIEW. Investors should note that the Manager and the Fund are represented by the same counsel. Therefore, to the extent the Fund and this offering would benefit by an independent review, such benefit will not be available in this case.

-LACK OF POLICY. Although the Manager is required to disclose any actual or potential conflict of interest, no policy designed to deal with such conflicts currently exists.

-RELATIONSHIP OF THE MANAGER AND THE CLEARING BROKER. The Fund will open commodity trading accounts pursuant to customers agreements with the clearing broker selected by the Manager. The Manager has selected the Iowa Grain Company as the initial clearing broker pursuant to arrangements terminable by either upon notice. In such capacity, the Clearing Broker will maintain sufficient (estimated to be 20% - 40% of the) assets of the Fund in customer segregated accounts to meet pertinent margin requirements. Under the brokerage agreement between the Clearing Broker and the Fund: all funds and credits carried for the Fund will be subject to a general lien to discharge its trading obligations; the margins required to initiate or maintain open positions may be increased or decreased at any time at the discretion of such broker; open positions may be liquidated or new positions rejected if, in the sole discretion of such broker, the margin is deemed insufficient or if required by emergency rules of any exchange; reports of trading become conclusive if no written objection thereto is made within stated times; and the Fund will indemnify and defend such broker, its employees, partners, officers, directors and affiliates against certain liabilities incurred by them by reason of its serving as the Clearing Broker for the Fund. Since the agreements with the Clearing Broker are not exclusive, the Manager may terminate the brokerage relationship with the Clearing Broker and transfer the Fund's commodity account(s) to other clearing broker(s). Similarly, the Clearing Broker(s) may also terminate the brokerage agreement upon notice to the Manager.

-SELECTION OF ADVISORS. Initially, the Manager will direct the Fund's trading.
 However, in the future, while not currently contemplated, the Manager may select a different advisor or advisors. Because the Manager will act as both Manager and an Advisor to the Fund, such dual capacities may create a disincentive on the Manager's part to remove itself as Advisor to the Fund even if its advisory performance were poor. Accordingly, a potential conflict exists in that the advisory fees are not be the consequence of arm's-length negotiations. Additionally, if the Manager's services were to become unavailable to the Fund or the services of the Manager/Advisor were terminated, it may select other commodity trading advisor(s) to manage all or part of the Fund's commodity account formerly managed by the Manager/Advisor.

-RELATED TRANSACTIONS. The Manager owns one Interest in the Fund. (See
 "Capitalization" and "The Manager -- Generally".) In addition, the Agreement requires the Manager to purchase a minimum number of Interests, specifically, an amount equal to the greater of $25,000 or 1% of the aggregate initial contributions of all Members. (See "The Manager -- Minimum Net Worth and Purchase Requirements")

                    SEC.7. CLEARING AND INTRODUCING BROKERS

     The Fund will use the services of Iowa Grain Company (the "Clearing Broker") as its Futures Commission Merchant. The Clearing Broker will execute and clear the Fund's transactions in commodity interests and provide other brokerage-related services including, but not limited to, record keeping, transmittal of confirmations and statements to the Manager and interested parties, and the calculation of equity and margin requirements. D&R Commodities Inc. will serve as the Fund's Introducing Broker.

DESCRIPTION OF THE CLEARING BROKER

     The Clearing Broker is a privately held corporation incorporated under the laws of the state of Illinois, is a Futures Commission Merchant (FCM) registered with the Commodities Futures Trading Commission (CFTC) and the National Futures Association (NFA). The Clearing Broker is a clearing member of the Chicago Board of Trade (CBOT), the Chicago Mercantile Exchange (CME), the MidAmerica Commodities Exchange (MACE), and is a member of the NFA. It has clearing relationships which facilitate omnibus clearing of futures and options on other select domestic and foreign commodity exchanges.

DESCRIPTION OF THE INTRODUCING BROKER

     D&R Commodities Inc. is an Illinois corporation which was formed in May 1996. It is registered as an Introducing Broker with the CFTC and NFA and has been since February 1995. The principals of D&R

Commodities are Darren Frye and Eric Sampson, who are also the principals of the Manager (See "Conflicts of Interest")

                            SEC.8. TRADING STRATEGY

     The trading program that will be used by Maximus Capital Management, Inc. in trading the proceeds of the Fund is based on analysis of fundamental factors affecting agricultural commodities. The core of the program utilizes the seasonal pattern of price movement in the grain and soybean markets tempered with information regarding events or situations which will affect this pattern. Information which will be analyzed includes, but is not limited to, yield estimates, crop condition and progress reports, export demand, and domestic feed usage. Sources of this information include various news reporting services, farmers and ranchers, crop scouts, and government reporting offices.

     Additionally, entry and exit points for individual trades will be selected with the aid of technical analysis. Technical analysis uses historical price action to indicate areas of support and resistance, price trends and trend changes, volatility, and potential price moves.

     The focus of the program will be the grain and soybean markets, but positions will be taken in related agricultural commodities, such as the hog or cattle markets, as opportunities arise. The Manager anticipates that approximately 80% of the Fund's trading will be allocated to the grain and soybean markets.

     The program will involve primarily position trading, not day trading. This means that the Manager will have very few, if any, trades which are offset the same day they are entered. It is the Manager's view that day trading unnecessarily results in higher commission costs without adding to profit potential.

     The Manager will select the number of contracts to be purchased or sold for the Fund, taking into consideration the amount of equity currently available. The Manager will select the appropriate type of order to be placed given current market conditions and the types of orders accepted by the exchange on which the contract is trading.

TRADING POLICIES

     Using the above strategies, the objective of the Fund is to achieve appreciation of its assets. In its trading activities, the Fund requires its Manager and any futures Advisors to use their best efforts to adhere to the following policies:

          (1) The Fund will not purchase, sell or trade in securities to such extent as to be required to be registered as an investment company under the Investment Company Act of 1940, as amended.

          (2) The Fund may trade in spreads or straddles (see "Glossary") in order to take advantage of potential profit in spread relationships and to limit risks. Uncertainties regarding the tax aspects of such trading are described under "Summary Of Income Tax Consequences -- Gains And Losses From Commodity Transactions".

          (3) The Fund does not intend to ordinarily make or take delivery of commodities or to trade in cash commodities. Open positions in futures contracts are expected to be closed prior to the delivery date and, as far as practicable, no new positions will be opened during the delivery month.

          (4) The Fund will not employ the trading technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or a related commodity. However, the Manager or in the future an Advisor may take into account the Fund's open trade equity in assets of the Fund in determining whether to acquire additional commodity futures contracts on behalf of the Fund.

          (5) No loans may be made by the Fund to any person, including the Manager and its affiliates.

          (6) The Fund's assets will not be commingled with the assets of any other person; funds used to satisfy margin requirements will not be considered commingled for this purpose.

          (7) No rebates or give-ups may be paid to or received by the Manager, nor may the Manager participate in any reciprocal business arrangements which could circumvent this prohibition.

          (8) No agreement with any future advisor, the Clearing Broker(s) or the Manager shall exceed one year and any such agreements are terminable without penalty upon respectively 30 days (or less), 60 days and 120 days written notice by the Fund. Material changes in the trading policies described above must be approved by a vote of a majority of the outstanding Interests (excluding Interests held by the Manager or its affiliates). The Manager does not believe that action by the members to authorize material changes in the Fund's trading policies would constitute participation in the control of the management of the Fund sufficient to cause the members to lose their limited liability for Fund obligations. (See "Operating Agreement".)

                             SEC.9. USE OF PROCEEDS

     The proceeds of this offering will be used for speculative trading of commodity futures contracts. See sec.15 -- "Glossary" and sec.16 -- "Futures Trading" for a basic outline of how commodity futures and options are traded and sec.5 -- "Risk Factors" for a description of the primary risks involved.

     Initially, the proceeds of this Offering will be held in an interest bearing escrow account at First of America Trust Company in Peoria Illinois. The proceeds will be invested in First of America Trust Company's money market account Parkstone Prime Obligations Money Market Fund. The assets will earn interest at the prevailing rate. Once the minimum investment of $1,000,000 is reached, approximately 90% of the proceeds of the offering will be deposited into a segregated account with the Fund's Clearing Broker, Iowa Grain Company. If the minimum investment of $1,000,000 is not reached in the initial offering period, as extended by the Manager, the proceeds with interest, will be returned to the investors. The Clearing Broker is regulated by the CFTC and NFA. These cash deposits will be held in segregation pursuant to the Commission's regulations and used for margin requirements. The Manager anticipates that between 30-40% of this amount will be at risk at any one time. A small amount (approximately 10%) of the Fund's assets will be held in the Fund's checking account at First of America Bank for payment of Fund expenses. No part of the proceeds will be commingled in any account with any funds belonging to the Manager and no loans in any form will be made to any affiliate of the Manager.

                          SEC.10. PERFORMANCE RECORDS

THE FUND

THIS POOL HAS NOT COMMENCED TRADING AND DOES NOT HAVE ANY PERFORMANCE HISTORY.

THE MANAGER AS COMMODITY TRADING ADVISOR

     The capsules on the following pages depict the trading performance of D & R Commodities d/b/a Maximus Capital Management. These capsules represent all the trading performance of the advisor and any affiliate. There are no related or associated entities with D & R Commodities that have not been disclosed in this Prospectus. The trading program and strategies used for these accounts will be used to trade the Fund. HOWEVER, THERE IS NO ASSURANCE THAT SIMILAR RETURNS WILL BE ACHIEVED IN THE FUTURE.

                                   CAPSULE A

Name of CTA:.................................    D & R Commodities DBA Maximus Capital
                                                 Management
Program:.....................................    Diversified Program with over $25,000 Equity
                                                 Program A
Start Date:
  Initial Trading:...........................    April 1996
  Program A:.................................    August 1996
Number of Accounts...........................    11
Total Assets Under Management and traded as
  of June 30, 1997:
  Total Programs:............................    $1,739,305
  Program A..................................    $1,268,241
Largest Monthly Draw-Down:...................    (74.20%) -- March 1997*
Worst Peak to Valley Draw Down:..............    (74.20%) -- March 1997**
Closed Accounts..............................    5

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS MONTHLY/ANNUAL
                               RATE OF RETURN***

                          MONTH                                1997       1996
                          -----                                ----       ----
January...................................................     -1.46%
February..................................................    -32.08%
March.....................................................     -7.97%
April.....................................................      8.14%
May.......................................................     14.47%
June......................................................      2.70%
July......................................................
August....................................................                -8.49%
September.................................................                61.24%
October...................................................                -1.35%
November..................................................                42.23%
December..................................................                 2.95%
                                                              -------    -------
Year-to-Date..............................................    -21.70%    113.13%

-------------------------
  * Largest Monthly Drawdown is the largest monthly loss experienced by a single account in this Trading Program in any calendar month expressed as a percentage of total assets under management.

 ** Worst Peak-To-Valley Drawdown is the largest cumulative percentage decline in month-end net asset value in a single account in this Trading Program due to losses sustained by the Trading Program during a period in which the initial month-end asset value is not equaled or exceeded by a subsequent month-end and net asset value and includes the time period in which such drawdown occurred.

*** Rate of Return is calculated by taking the net performance divided by the beginning equity. Beginning equity would also include any time-weighted additions or withdraws. Year-to-date rate of return is calculated by taking the ending $1,000 Index minus the previous year's ending $1,000 Index divided by the previous year's ending $1,000 Index.

                                   CAPSULE B

Name of CTA:.................................    D & R Commodities DBA Maximus Capital
                                                 Management
Program:.....................................    Diversified Program With Less Than $25,000
                                                 Equity
                                                 Program B
Start Date:
  Initial Trading:...........................    April 1996
  Program B:.................................    April 1996
Number of Accounts...........................    135
Total Assets Under Management and traded as
  of June 30, 1997:
  Total Programs:............................    $1,739,305
  This Program:..............................    $471,064
Largest Monthly Draw-Down:...................    (87.95%) -- August 1996*
Worst Peak to Valley Draw Down:..............    (92.00%) -- July to August 1996**
Closed Accounts..............................    7

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
                        MONTHLY/ANNUAL RATE OF RETURN***

                          MONTH                               1997       1996
                          -----                               ----       ----
January..................................................     -8.08%
February.................................................    -25.44%
March....................................................     -4.70%
April....................................................    -11.06%      0.00%
May......................................................     -1.38%      0.00%
June.....................................................     -4.50%      4.28%
July.....................................................                 2.12%
August...................................................               -20.86%
September................................................                37.84%
October..................................................                44.59%
November.................................................                34.29%
December.................................................                 0.76%
                                                             -------    -------
Year-to-Date.............................................    -45.29%    127.31%

-------------------------
  * Largest Monthly Drawdown is the largest monthly loss experienced by a single account in this Trading Program in any calendar month expressed as a percentage of total assets under management.

 ** Worst Peak-To-Valley Drawdown is the largest cumulative percentage decline in month-end net asset value in a single account in this Trading Program due to losses sustained by the Trading Program during a period in which the initial month-end asset value is not equaled or exceeded by a subsequent month-end net asset value and includes the time period in which such drawdown occurred.

*** Rate of Return is calculated by taking the net performance divided by the beginning equity. Beginning equity would also include any time-weighted additions or withdraws. Year-to-date rate of return is calculated by taking the ending $1,000 Index minus the previous year's ending $1,000 Index divided by the previous year's ending $1,000 Index.

                       SEC.11. COMPENSATION AND EXPENSES

CLASS "A" AND "B" INTERESTS -- FEES PAID BY BOTH CLASSES

Manager Fees

     The Manager will receive a monthly management fee equal to 1/12 of 1% (approximately 1% per annum) of the Fund's Net Asset Value as of the last business day of each month. Net Asset Value is the Fund's total assets, including all cash and cash equivalents, accrued interest and the market value of all open positions maintained in the Fund, less total liabilities plus the current month's capital additions less the current month's capital withdrawals. The Manager's management fee will be calculated after the performance fees have been calculated.

Operating Expenses

     The Fund will pay its operating and administrative expenses during its first full year of operation estimated to be approximately $25,000.

Brokerage Commission

     The Fund will pay $65.00 per round-turn futures and option contract traded. The Clearing Broker will receive $15.00 and Introducing Broker will receive $50.00 per round-turn futures and option contract traded.

Interest Income and Organizational Costs

     Initially, all interest income earned will be paid to the Manager to reimburse it for organizational and offering costs incurred on behalf of the Fund. Once the Manager has been reimbursed for organizational costs (approximately $115,000) the Fund will receive 80% of interest income and the Manager will receive 20%.

CLASS "B" INTERESTS -- ADDITIONAL FEES PAID BY "B" INTERESTS

Trading Advisor Fees

     The Manager, Maximus Capital Management, Inc., will receive a quarterly incentive fee equal to 25% of New Trading Profits. New Trading Profits are equal to the excess, if any, of net assets at the end of the period over net assets at the end of the highest previous period or net assets at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on net assets resulting from new capital contributions, redemption, or capital distributions, if any, made during the period decreased by interest or other income, not directly related to trading activity, earned on program assets during the period, whether the assets are held separately or in margin account. For purposes of computing Trading Profits, interest earned shall not be included.

     No incentive fee shall be payable to the Manager until future Trading Profits for the ensuing periods exceed any carryforward loss. With regard to the carryforward loss, if funds are withdrawn during a period by reason of decreasing the trading level or withdrawal of account equity when there is such a carryforward loss, the loss shall be reduced at the time of the withdrawal, by the percentage obtained by dividing the amount of the withdrawal by the account's equity immediately before the withdrawal.

        ENTITY                  CLASS              FORM OF COMPENSATION            AMOUNT OF COMPENSATION
        ------                  -----              --------------------            ----------------------
Maximus Capital
Management, Inc.
(the "Manager")........    "B" only           Quarterly incentive fee, in its    25% of Trading Profits as
                                              capacity as trading advisor        defined above.
                           "A" and "B"        Monthly management fee.            1/12 of 1% of month-end Net
                                                                                 Asset Value.
                           "A" and "B"        Organizational Fees shared         Estimated at $115,000
                                              pro-rata.
Iowa Grain Company (the
"FCM").................    "A" and "B"        Brokerage Commissions paid         $15.00 per round-turn fees
                                              from Fund assets (estimated        for futures contracts;
                                              at 1.5%)
D&R Commodities Inc.
(the "IB").............    "A" and "B"        Brokerage Commission paid          $50.00 per round turn on
                                              from Fund assets (Estimated at     futures contracts
                                              5.0%)
Others.................    "A" and "B"        Operational expenses, including    Estimated at $25,000 during
                                              continuing legal and accounting    first full year of
                                                                                 operations
                                              charges

BREAK-EVEN ILLUSTRATIONS

     The Fund has only recently organized and it has only a limited financial history. Audited financial information concerning the Fund is attached as Exhibit D.

     The following tabulation illustrates the application of the costs described above. The illustration is designed to show how a hypothetical single Interest of investment by a Member would have to increase by the end of its first year for its redemption value, net of expenses attributable to the Fund, to equal the purchase price originally paid for such Interest (exclusive of the redemption penalty if, in fact, redeemed within 18 months of acceptance of the subscription).

CLASS "A" INTERESTS

BASED ON MINIMUM PROCEEDS OF $1,000,000

                                                                              MINIMUM
                                                                PER SHARE    PURCHASE
                                                                ---------    --------
(1) Selling Price Per Share.................................    $1,000.00    $5,000.00
(2) Management Fee (1%).....................................        10.00        50.00
(3) Operating Expenses (2.5%)...............................        25.00       125.00
(4) Organizational Expense..................................        30.00       150.00
(5) Brokerage Commission (6.5%).............................        65.00       325.00
(6) Less Interest Income....................................       (30.00)     (150.00)
Income required at the end of one year to equal selling
  price.....................................................    $  100.00    $  500.00
PERCENTAGE OF INITIAL SELLING PRICE PER SHARE...............        10.00%       10.00%

     (1) Initially, the Fund will sell Interests at $1,000.00 per Interest with a minimum purchase price of $5,000.00

     (2 and 5) The break even illustration is predicated on the specific rates or fees contracted by the Fund with the Manager, and the Clearing and Introducing Brokers as described in "Fees, Compensation and Expenses."

     (3) Operating Expenses are anticipated to be approximately $25,000 per year.

     (4 and 6) The Fund will earn interest on margin deposits with the clearing broker based on current interest rates estimated at 3%. Initially, all interest income earned will be paid to the Manager in lieu of organizational costs. Once the Manager has been reimbursed for organizational and offering costs (approximately $115,000) the Fund (and its Members) will receive 80% of interest income and the Manager will receive 20%.

CLASS "B" INTERESTS

BASED ON MINIMUM PROCEED OF $1,000,000

                                                                              MINIMUM
                                                                PER SHARE    PURCHASE
                                                                ---------    --------
(1) Selling Price Per Share.................................    $1,000.00    $5,000.00
(2) Management Fee (1%).....................................        10.00        50.00
(3) Operating Expenses (2.5%)...............................        25.00       125.00
(4) Incentive Fee (33.33%)..................................        33.33       166.65
(5) Organizational Expense..................................        30.00       150.00
(6) Brokerage Commission (6.5%).............................        65.00       325.00
(7) Less Interest Income....................................       (30.00)     (150.00)
Income required at the end of one year to equal selling
  price.....................................................    $  133.33    $  666.65
PERCENTAGE OF INITIAL SELLING PRICE PER SHARE...............        13.33%       13.33%

     (1) Initially, the Fund will sell Interests at $1,000.00 per Interest with a minimum purchase price of $5,000.00

     (2 and 6) The break even illustration is predicated on the specific rates or fees contracted by the Fund with the Manager, the Clearing and Introducing Brokers as described in "Fees, Compensation and Expenses."

     (3) Operating Expenses are anticipated to be approximately $25,000.00 per year.

     (4) The Manager will receive an Incentive Fee based on 25% of Trading Gains. The $33.33 represents 25% of Trading Gains required.

     (5 and 7) The Fund will earn interest on margin deposits with the clearing broker based on current interest rates estimated at 3%. Initially, all interest income earned will be paid to the Manager in lieu of organizational costs. Once the Manager has been reimbursed for organizational and offering costs (approximately $115,000) the Fund (and its Members) will receive 80% of interest income and the Manager will receive 20%.

                           SEC.12. TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income tax consequences as of the date of this Prospectus relating to an investment in the Fund, by a United States taxpayer. It is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), and upon judicial decisions and administrative regulations, rulings and practice, all of which are subject to change at any time, including retroactive changes. The analysis contained herein does not include all aspects of applicable federal and state tax law, and is not intended as a substitute for careful tax planning by Members. Therefore, each prospective Member should consult his own tax advisor to satisfy himself as to the tax consequences of this investment.

CLASSIFICATION OF THE FUND AS A PARTNERSHIP FOR INCOME TAX PURPOSES.

     Andrew M. Allamian, counsel for the Manager and the Fund ("Counsel"), is of the opinion that under current federal income tax law, the Fund will be classified as a partnership and not as an association taxable as a corporation. However, a private letter ruling has not been requested or obtained from the Internal Revenue Service ("IRS") confirming this treatment (or confirming other tax consequences discussed herein) and the Fund does not intend to request a ruling. Unlike a private letter ruling, an opinion of counsel has no binding effect or official status of any kind, and no assurance can be given that the conclusions reached by Counsel would be sustained by a court if contested by the IRS.

     Counsel's opinion is based, in part, on present Treasury Regulations issued by the IRS which are subject to change, on certain representations by the Manager and on the assumption that the Fund will be organized and operated in substantial compliance with applicable state statutes concerning limited liability companies and with the Operating Agreement (the "Agreement").

     As a partnership, for tax purposes, the Fund will not be subject to tax itself; the Members will be subject to tax individually on their share of the Fund income. If the Fund were treated as a corporation, income, deductions, gains and losses of the Fund itself would be reflected only on its own tax return rather than passed through to the Members. In such an event the Fund itself would be required to pay federal income tax at corporate tax rates, currently at a top rate of 35%, thereby substantially reducing the amount of cash available for distributions to the Members. In addition, distributions made to the Members would be taxable to them as ordinary dividend income to the extent of current and/or accumulated earnings and profits of the Fund, regardless of the source from which they were generated, and losses realized from the Fund would not be available as deductions for Members on their individual tax returns.

     The discussion which follows assumes that the Fund will be classified as a Partnership for federal income tax purposes.

CLASSIFICATION AS A PUBLICLY TRADED PARTNERSHIP

     The Manager believes that not less than 90% of the income expected to be generated by the Fund will constitute "qualifying income" (interest, dividends and income from futures, options or forward contracts on commodities) since a principal activity of the Fund is the buying and selling of commodities. Accordingly, the Fund should not be a publicly traded partnership subject to a corporate level tax.

APPLICATION OF PASSIVE LOSS AND UNRELATED BUSINESS INCOME TAXES RULES

     Special rules apply to publicly traded partnerships in regard to the application of the passive loss and unrelated business income tax rules. (See "Treatment of the Fund under the Passive Loss Rules" and "Investment by Tax-Exempt Plans".) In order to avoid the adverse tax consequences of the Fund's being treated as a publicly traded partnership for purposes of these provisions, the Fund must meet one of the prescribed safe harbors or receive a favorable ruling from the IRS.

     In Notice 88-75 issued on June 17, 1988 (the "Notice"), the IRS (a) provided guidance as to the definition of what readily tradable on a secondary market or the substantial equivalent thereof means for purposes of defining a publicly traded partnership for the Code provisions applicable to the Fund, (b) provided some guidance as to the treatment of publicly traded partnerships under the passive loss rule and (c) clarified to some extent the treatment of publicly traded partnerships under the unrelated business income rules. (See "Treatment of the Fund under the Passive Loss Rules" and "Investment by Tax-Exempt Plans".)

     The Notice stated that new regulations, when issued, will provide that interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof under the circumstances, or by reason of the transactions, described in such regulations (essentially consisting of five safe harbors and a transition rule). However, the failure of a partnership to satisfy any of the safe harbors described below will not establish or give rise to a presumption that the interests in the partnership will be treated as readily tradable on the substantial equivalent of a secondary market. In general, the safe harbors relate to (a) private placements, (b) transfers not involving trading (the "Excluded Transactions Safe

Harbor") (c) other circumstances involving no actual trading (the "Five or Two Percent Safe Harbor"), (d) redemptions or repurchases, and (e) matching services. Counsel believes that under the Fund's Operating Agreement and the facts and circumstances which the Manager expects will exist after the offering, the only safe harbors which may be available to the Fund is the Five (or Two) Percent Safe Harbor. However, their applicability to the Fund will depend upon the facts and circumstances present in each taxable year and no assurance can be given that the Fund will meet this safe harbor for any given year.

LACK OF ACTUAL TRADING FIVE (OR TWO) PERCENT SAFE HARBOR

     The Notice provided that partnerships such as the Fund will not be publicly traded for a taxable year if the sum of all interests in partnership capital or profits sold, redeemed or otherwise transferred (including redemptions but excluding certain transfers which are disregarded for purposes of this safe harbor) during the taxable year does not exceed five percent (5%) of the total interests in partnership capital or profits (the "Five Percent Safe Harbor"). A Two Percent Safe Harbor is also available if: (a) certain other specified transfers are also disregarded; (b) 2 percent (2%) is substituted for 5 percent (5%) as the maximum permitted sum of interests sold or otherwise transferred; and (c) the Five Percent Safe Harbor is otherwise satisfied.

     Since the applicability of this safe harbor is determined on an annual basis no assurance can be given that the Fund will be able to satisfy this safe harbor in any year and, therefore, it is possible (if not likely) that the IRS will contend that the Fund is a publicly traded partnership for purposes of the passive loss rules. Accordingly, Members (such as tax-deferred or tax-exempt plans) who could be adversely affected by the application of the special rules imposed on publicly traded partnerships are encouraged to consult with their own tax advisor before investing in the Fund. (See also "Risk Factors -- Classification as a 'Publicly Traded Partnership'.")

TAXATION OF MEMBERS AS LIMITED PARTNERS

     Assuming the Fund is not subject to the corporate level tax imposed on publicly traded partnerships, the Fund will pay no entity level federal income tax, but will report its operations for tax purposes on the accrual method of accounting for each year and will file an informational income tax return. In computing his own federal income tax liability for a taxable year, each Member will be required to take into account his distributive share of each item of Fund income, gain, loss, deduction, credit and tax preference for each taxable year of the Fund ending within or with such taxable year of the Member, regardless of whether the Member has received any distributions from the Fund. Therefore, a Member's share of taxable income from the Fund may exceed cash actually distributed to him. Deduction by a Member of his distributive share of Fund losses may be subject to limitation by other tax provisions, some of which are described herein.

LIMITATIONS ON THE DEDUCTIBILITY OF FUND LOSSES

     The amount of Fund loss which a Member will be entitled to include on its federal income tax return is limited by (i) his basis in his Fund interest; (ii) his amount "at risk"; and (iii) the passive loss rules, if applicable (see discussion below). A Member's initial basis and "at risk" amount is the cash and the adjusted basis of other property he contributed to the Fund. A Member's basis and "at risk" amount are reduced by his share of Fund distributions, losses and expenses separately allocated to him and increased by his share of Fund income, including gains. A Member will also be considered "at risk" with respect to money borrowed for the purchase of Fund interests unless he is not personally liable for repayment or unless it was borrowed from another person with an interest in the Fund or its activities. Based on its current expectations concerning the operations of the Fund, the Manager anticipates that the Members will not be adversely affected by the "at risk" rules.

TREATMENT OF THE FUND UNDER THE PASSIVE LOSS RULES

     There is a limitation imposed on the ability of taxpayers to offset net losses from passive activities against other income either within or outside a partnership such as salary, portfolio income (such as interest, dividends and gains from the sale of property held for investment which is not a passive activity) and active business income. Net losses from passive activities can, however, be used to offset income from other passive activities. A "passive" activity is generally defined as any activity involving the conduct of a trade or business in which the taxpayer does not materially participate. In the case of a limited liability company such as the Fund, which is treated as a limited partnership for federal income tax purposes, the Members might assume they are engaged in a passive activity.

     However, temporary Treasury regulations provide that certain activities such as commodities trading engaged in by the Fund are not passive activities. Accordingly, under these rules a Member's share of the Fund's income may generally not be offset by losses from passive activities.

     On the other hand, if the Fund is a publicly traded partnership because it fails to meet the above-described safe harbor, the definition of passive activity discussed above which excluded the Fund may not apply because the regulations under publicly traded partnerships include the authority to redefine what activities constitute passive activities. In the event the Fund's activities are deemed passive, then the income will probably be treated as investment income for purposes of the investment interest limitation (see "Deduction of Investment Interest") and any losses will only be deductible to the extent of income generated solely by the Fund.

DEDUCTION OF FUND EXPENSES

     Expenses incurred by a non-corporate taxpayer in the production of income, including investment advisory expenses, are deductible only to the extent they exceed 2% of such taxpayer's adjusted gross income. The deduction of such expenses together with most other itemized deductions must be reduced by an amount equal to the lesser of 80% of allowable itemized deductions or 3% of an individual's adjusted gross income in excess of the "applicable amount" ($108,450 for married individuals for 1993). (Because such amount is determined at the end of each calendar year based on a cost of living adjustment applied to the prior year amount, the "applicable amount" for 1994 is not available as of the date of this Prospectus.) If the Fund is considered to be in a trade or business, then the Fund's expenses should not be subject to this limitation.

     Under current law, it is unclear whether Fund expenses such as the management and incentive fees and other ordinary fees and expenses should be treated as investment advisory expenses (and thus subject to the 2% and 3% limitations) or as ordinary and necessary expenses incurred by the Fund in its trade or business (and thus deductible under Section 162 of the Code in determining the Fund's taxable income or loss that is not otherwise required to be separately reported by the Fund.) In the absence of contrary guidance from the IRS, the Manager currently intends not to treat any of the foregoing expenses as subject to the 2% and 3% limitation.

GAINS AND LOSSES FROM COMMODITY TRANSACTIONS

     The taxation of commodity transactions is primarily governed by Section 1256 of the Code. The term Section 1256 contract (hereinafter a "1256 Contract") is used to refer to the following four financial products now taxed under the commodity tax rules: (a) any regulated futures contract; (b) any foreign currency contract; (c) any non-equity option; and (d) any dealer equity option. These general rules are subject to precise and limiting requirements. The Fund expects to trade in all these contracts except dealer equity options.

     Any termination or transfer of a 1256 Contract results in the recognition of gain or loss. In addition, any 1256 Contract held by a taxpayer at the close of a taxable year is treated as if it were sold at its fair market value on the last business day of the year (the "mark-to-market" rule). Thus, all 1256 Contracts are subject to taxation on unrealized gains and losses as well as realized gains and losses under the mark-to-market rule. Members may have a tax liability for unrealized Fund gains on open positions at year-end which may not result in a gain on the eventual termination or transfer of the 1256 Contract.

     Each Member's distributive share of the Fund's gain or loss from transactions in 1256 Contracts (including gain or loss resulting from the mark-to-market rule) will be characterized as follows, regardless of the period of time the contracts were held: 40% as short-term capital gain or loss and 60% as long-term capital gain or loss. Currently, Net Capital Gains (i.e., the excess of net long-term capital gain over net short-term capital loss) are taxed to non-corporate taxpayers at a maximum tax rate of 28% and for corporate taxpayers at the same rate as other income as discussed below. Such gain or loss will be combined with each Member's other capital gains and losses in determining his federal income tax liability.

     Gain or loss from non-1256 Contracts will be taken into account only when realized and will be subject to the general holding period rules in determining whether gain or loss is long-term or short-term. Such assets will qualify for long-term capital gain treatment only if they have been held for more than one year.

     On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") became law. This Act did not affect the 28% rate on Net Capital Gains, but did increase the maximum tax rate on all other income from 31% to 39.6%. Capital losses can only be deducted against other income to a maximum of $3,000 and are subject to other restrictions. Under certain circumstances, however, taxpayers other than corporations may elect to carryback capital losses from 1256 Contracts up to three years and apply them against capital gains from 1256 Contracts. To the extent such losses are not used to offset gains in
Section 1256 Contracts in a carryback year, they will carry forward indefinitely as losses on Section 1256 Contracts in future years. Therefore, a prospective Member should consult his own tax advisor to determine the potential effect of capital gains and losses on his own tax situation.

     In addition, there are special tax rules applicable to straddles, depending in part upon whether the straddle is composed entirely of 1256 Contracts, partially 1256 Contracts ("mixed straddles") or entirely non-1256 Contracts. In addition, 1256 Contracts that are part of a mixed straddle are also subject to taxation under the mark-to-market rule unless the taxpayer makes certain elections.

     In general, any loss with respect to one or more positions in a straddle is taken into account for a taxable year only to the extent that the amount of the loss exceeds any unrecognized gain with respect to offsetting positions making up the straddle. In addition, temporary Treasury regulations provide for application of the wash sale and short sale rules to straddle positions. The effect of these rules is generally to provide for deferral of losses and limitation of deductions, and certain elections between different treatments for mixed straddles. The Fund has not yet determined what elections, if any, it will make with regard to the taxation of any mixed straddles should it trade in same.

     The Fund may trade in options or contracts which are not subject to the mark-to-market rule under Section 1256 of the Code and are denominated in or determined by reference to the value of foreign currency; such contracts may be affected by Section 988 of the Code. Section 988 generally provides that gains or losses relating to the fluctuation of foreign currency exchange rates will be computed separately and treated as ordinary gain or loss. Section 988 provides the ability for a taxpayer to make certain elections including an election to be treated as a qualified fund provided the Fund meets certain ownership, activity and income tests. In the case of a qualified fund, special rules are provided for transactions in forward contracts, future contracts, options and similar instruments. This generally results in 60/40 long-term/short-term capital gain or loss treatment for mark-to-market instruments falling within this expanded definition of 1256 Contracts without regard to Section 988 and 100% short-term gain or loss treatment for instruments falling within the expanded definition of 1256 Contracts under Section 988 of the Code.

     It is unclear to what extent the loss deferral, short sale, capitalization and wash sale rules would apply to straddles consisting of Fund transactions and transactions by a Member in his individual capacity. Each prospective Member should review the application of these rules to his own particular tax situation, with special regard to the potential interaction between the Fund operations and commodities transactions entered into by the prospective Member in his individual capacity.

CONVERSION TRANSACTIONS

     The Omnibus Budget Reconciliation Act of 1993 contains provisions intended to prevent a taxpayer from converting the income from transactions ("conversion transactions") in which substantially all of his expected return is attributable to the time value of his investment in the transaction (i.e., transactions that are the functional equivalents of loans) into capital gains. If a transaction is characterized as a conversion transaction, a portion of the gain that would otherwise be treated as capital gain will be treated as ordinary income. The portion so treated will be based upon the product of 120% of the applicable federal rate and the amount of the net investment in the transaction. Among the types of transactions that will be subject to the new rules (which apply to transactions entered into after April 30, 1993) are certain straddles and transactions in which an investor acquires property and on a substantially simultaneous basis enters into a contract to sell such property (or substantially identical property) at a future date for a specified price. In addition, the 1993 Act grants the Treasury Department authority to promulgate regulations that specify other types of transactions that will be subject to these rules. It is expected that the trading activities of the Fund will involve risks other than those undertaken by a lender and that the Fund's income will not be the functional equivalent of interest. If so, the Fund's transactions should not be characterized as conversion transactions. However, because of the broad scope of the Treasury Department's regulatory authority and the broad powers of the Manager and the Advisors, certain transactions entered into by the Fund might be considered to be conversion transactions that are subject to the new rules.

ALLOCATION OF REALIZED PROFIT OR LOSS

     The rules relating to tax and financial accounting for partnerships are complex with respect to allocations to Members of a partnership like the Fund that trades in commodities. The Code and the Treasury Regulations promulgated thereunder, provide that in order for an allocation by a partnership of its income, gain, loss or deduction (or items thereof) to be respected for federal income tax purposes, such allocation must (1) have substantial economic effect, as defined in the Treasury Regulations under Section 704(b) of the Code (the "Section 704(b) Regulations"), (2) taking into account all facts and circumstances, be in accordance with the partner's interest in the partnership or (3) be deemed to be in accordance with the Member's interest in the partnership pursuant to certain special rules set forth in the Section 704(b) Regulations.

     The Section 704(b) Regulations set forth specific requirements which a partnership (operating) agreement must meet in order for the allocations thereunder to have substantial economic effect. Among these requirements are (1) that partners' (Member's) capital accounts must be required to be maintained in accordance with the rules of the Section 704(b) Regulations, (2) upon liquidation of the partnership (or any partner's interest in the partnership), liquidating distributions must be required to be made in accordance with positive capital account balances of the partners and (3) either (a) there must be a requirement that a partner having a deficit balance in their capital account following the liquidation of such partners partnership interest must be obligated to restore such deficit balance to the partnership or (b) in the alternative, the partnership agreement must contain a qualified income offset provision as defined in such Regulations. The Operating Agreement does not meet the requirements of the Section 704(b) Regulations in order for the allocations thereunder to have substantial economic effect. In addition, the allocations do not meet the special rules set forth under the Section 704(b) Regulations so as to be deemed to be in accordance with the partner's interest in the partnership. Accordingly, the allocations of income, gain, loss and deduction contained in the Operating Agreement will be respected for federal income tax purposes only, if, under all facts and circumstances, such allocations are determined to be in accordance with the Member's interests in the Fund. Because of the factual nature of this determination, Counsel is unable to render any opinion with respect to whether or not the allocations contained in the Operating Agreement will be respected for federal income tax purposes.

     Notwithstanding the foregoing, the Manager believes that the allocations under the Operating Agreement will be respected for federal income tax purposes as being in accordance with the Member's interests in the Fund. This belief is based, in part, upon the requirements contained in the Operating Agreement that
(1) each Member's capital account be adjusted at the end of each year in accordance with generally accepted accounting principles by the portion of the Fund's profit and loss for such year in the same ratio as each Member's capital account bears to the capital accounts of all Members and (2) each Member's capital account be adjusted by his pro rata share of any increase or decrease during such fiscal year in the Fund's Net Asset Value. In addition, the Manager believes that such a determination is supported by the requirements under the Operating Agreement that any Interests purchased after trading activity commences be purchased at a price of not less than the Net Asset Value per Interest and that all distributions to Members be made pro rata in accordance with the number of Interests held by each of them.

     In the event that the allocations contained in the Operating Agreement were found not to be in accordance with the Members' interests in the Fund, then the IRS could reallocate items of income, gain, loss and deductions for federal income taxes in the manner found necessary to meet that standard in light of all of the relevant facts and circumstances existing at such time. The Manager will contest any effort by the IRS to make any such reallocation.

CASH DISTRIBUTIONS AND GAIN OR LOSS ON SALE OR REDEMPTION OF INTERESTS IN THE
FUND

     Cash distributions made to Members, including partial redemptions, will generally not result in the recognition of any gain or loss for federal income tax purposes until and unless the distributions exceed a Member's adjusted tax basis in his Fund interest. Distributions in excess of a Member's adjusted basis in the Fund will generally result in taxable gain which will be taxed at capital gains rates. Ordinarily, however, distribution by the Fund will not exceed a Member's adjusted basis in the Fund unless its entire interest in the Fund is redeemed.

ORGANIZATION AND OFFERING EXPENSES

     Neither the Fund nor any Member will be entitled to any deduction for organization and offering expenses -- i.e., amounts paid or incurred in connection with issuing and marketing the Interests. The IRS might also contend that certain fees and other expenses paid and deducted by the Fund constitute organization and offering expenses, in which case the Fund could be required to capitalize such amounts.

TAX ELECTIONS

     The Code provides for optional adjustments to the basis of Fund property which generally may be beneficial to Members upon distributions of Fund property to a Member and transfers of Interests, provided that a Fund election has been made pursuant to Section 754. Any such election is irrevocable without the consent of the IRS. However, as a result of the complexities and added expense of the tax accounting required to implement such an election, although the Manager has the power to make the election, it does not anticipate doing so.

TAX AUDITS

     Fund audit procedures applied by the IRS generally require that tax treatment of Fund items be determined at the Fund level rather than at the partner level. Thus, Fund tax audits will be handled administratively as though the Fund were a separate taxpayer. The Fund is required to notify the IRS and all Members of their respective items of Fund income and Members are required to use such amounts in preparing their tax returns. A Member who files a return using information inconsistent with that provided by the Fund must file a statement with the IRS identifying the inconsistency. Penalties are provided for intentional disregard of this requirement. If items are consistently reported by a Member, the IRS cannot assess additional tax against the Member based on Fund items without first conducting an audit of the Fund to determine whether the Fund has treated the item correctly. If the Fund is audited and the IRS is successful in adjusting Fund items, such adjustments would change the federal income tax liability of the Members. Any such audit could result in an audit of any Member's tax return and also an adjustment in non-Fund items on the Member's tax return.

     Members are generally entitled to participate in and receive notice of the Fund audit and any resulting adjustments. The Manager will be the tax matters partner for the Fund, with authority to enter into binding agreements with the IRS and to determine in which court to conduct tax litigation. (However, a Member can file a statement with the IRS that the tax matters partner does not have authority to enter a settlement on his behalf and then will not be bound by such settlement authority.) The tax matters partner may also consent for all Members to an extension of the three-year limitation period for assessing tax against a Member attributable to a Fund item.

DEDUCTION OF INVESTMENT INTEREST

     Generally, investment interest will be deductible only up to the amount of net investment income. Any investment interest expense which is not currently deductible may generally be carried over to subsequent tax years until deducted. In addition, Section 265 of the Code disallows any interest deductions by a taxpayer on indebtedness incurred for the purpose of purchasing or carrying (a) tax-exempt obligations or (b) shares of stock in a regulated investment company which distributes exempt-Interest dividends during the taxable year. Accordingly, deductions of interest paid by the Fund or by any Member could be limited if the Fund or such Member or a related party to such Member owns any obligations listed in clause (a) or (b) above.

     If the Fund is determined to be engaged in a passive activity, interest expense may be subject to the passive loss rules. In this event, interest deductions attributable to (a process called "tracing") the passive activity will be treated as a deduction subject to passive loss limitations.

DEDUCTIBILITY AND CHARACTERIZATION OF FEES TO THE MANAGER

     The Fund Agreement provides for a payment to the Manager of a monthly administrative fee equal to a percentage of Net Asset Value and a quarterly performance fee equal to a percentage of Trading Profits, as defined. Under the Code, such fees are deductible to the extent that they are ordinary and necessary business expenses and are not of a capital nature. The determination of whether the fees are ordinary and necessary is a factual determination. The Manager believes that the Fees, are ordinary, necessary and represent reasonable compensation for the services provided to the Fund. No assurance can be given that the IRS would not seek to challenge the deductibility of some portion of such fees or that such challenge, if made, would not be successful.

     The IRS also may assert that, under the terms of the Operating Agreement, these fees may be treated as an additional allocation of profit to the Manager. If this assertion is sustained by a court, the portion of the fees that would deductible would be limited and the Members' allocable shares of any losses might be reduced. It is likely that the Management Fee provided by the Operating Agreement will be respected as such.

INVESTMENT BY TAX-EXEMPT PLANS

     Tax-exempt retirement plans including corporate pension and profit sharing plans, simplified employee pension plans, self employed plans and IRAs should consider the special tax rules relating to such retirement plans before investing in the Fund. Such plans are taxed on their unrelated business income to the extent it exceeds $1,000 per year. In particular, plans should note that if the Fund is deemed to be engaged in a "trade or business", the net income from the Fund will be taxable as "unrelated business income." Prospective plan investors should consult with their own legal and financial advisors regarding these and other considerations involved in an investment in the Fund by a particular plan.

     Notwithstanding, the exclusion of any specific type of income from unrelated business income, a tax exempt Member will be taxed on its distributive share of any income from the Fund to the extent that either the tax exempt Member's investment in the Fund, or the Fund's investment in the assets from which the income is derived, is debt financed. Such an investment will be debt financed if the investment is made with the use of borrowed funds or if it is reasonably foreseeable that as a result of such investment, future borrowing would be necessary to meet anticipated cash requirements.

STATE AND LOCAL TAXES

     The Fund and the Members may be subject to various state and local taxes as well as federal tax. A Member's distributive share of taxable income from the Fund may be required to be included in determining his reportable income for state tax purposes. However, each prospective investor is urged to consult with his own tax advisor for advice on these matters.

POSSIBLE CHANGES IN FEDERAL TAX LAW

     The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in its regulation and by the IRS through its examination policy, announcements and published and private rulings. Such changes may be retroactive. Accordingly, the ultimate effect on an investor's tax situation may be governed by laws and regulations, or the interpretation of laws or regulations, that have not yet been proposed, passed or promulgated, as the case may be. No assurance can be given that any legislative changes made in the tax law affecting an investment in the Fund would be limited to prospective effect, and it is possible that such legislative changes, if enacted, might increase the tax costs of investing in the Fund. Administrative changes generally are retroactive in nature and judicial interpretations almost always are retroactive.

     There is uncertainty with respect to many changes made in the Code in recent years, particularly with respect to the Tax Reform Act of 1986. The Treasury Department's and the IRS's positions regarding many of these changes must await publication of interpretive and legislative regulations, some of which may not be forthcoming for some time. Generally, those interpretations then will be subject to review by the courts if taxpayers and their representatives believe that those interpretations do not conform to the Code. However, some regulations adopted by the Treasury Department may have the force and effect of the law and as a result may be beyond the judicial review powers, although not the interpretive powers, of federal courts. For these reasons, some of the tax positions taken by the Manager may be subject to question.

     The foregoing analysis is not intended as a substitute for careful tax planning, particularly because certain income tax consequences of an investment in the Fund may not be the same for all taxpayers, and because critical characterizations of the Fund's activities may vary from year to year and for different purposes. In addition, the foregoing does not discuss state and local taxes, estate tax, gift tax or other estate planning aspects of this investment. Accordingly, prospective Members are urged to consult with their own tax advisors with specific reference to the effects of this investment on their own tax situation.

                              ERISA CONSIDERATIONS

QUALIFIED PLAN INVESTORS

     PLAN FIDUCIARIES. A fiduciary of a Qualified Plan is subject to certain requirements under the Employee Retirement Income Security Act of 1974 ("ERISA"), including the discharge of duties solely in the interest of, and for the exclusive purpose of providing benefits to, the Qualified Plan's participants and beneficiaries. A fiduciary is required to perform the fiduciary's duties with the skill, prudence and diligence of a prudent person acting in like capacity, to diversify investments so as to minimize the risk of large losses, and to act in accordance with the Qualified Plan's governing documents.

     The "named" fiduciaries of a Qualified Plan are the persons to whom discretionary authority over the Qualified Plan's administration and investments if given in the Qualified Plan's governing documents. However, the fiduciaries of a Qualified Plan also include any persons who have any power of control, management or disposition over the funds or other property of the Qualified Plan, including persons who obtain such power as the result of formal or informal delegation by the "named" fiduciaries. For example, an investment professional who knows or ought to know that his or her advise will serve as one of the primary bases for a Qualified Plan's investment decisions may be a fiduciary of the Qualified Plan, as a may any other person with special influence with respect to the Qualified Plan's investments.

     It should be noted that, while for purposes of the Code's prohibited transaction rules (explained below) the owner "beneficiary" or "depositor" of an individual retirement account ("IRA") is treated as fiduciary of the IRA under the Code. IRAs generally are not subject to ERISA's fiduciary duty rules. Also, if a participant in a Qualified Plan exercises control over the participant's individual account in the Qualified Plan in a "self-directed account" arrangement meeting the requirements of Section 404(c) of ERISA, the participant is not deemed to be fiduciary and, generally, no person who would otherwise be a fiduciary of the Qualified Plan may be held responsible for the consequences of the participant's investment decisions. Finally, certain Qualified

Plans of sold proprietors or participants in which at all times (before and after the investment) the only participants is/are the sole proprietor and his or her spouse, or the partners and their spouses, and certain Qualified Plans or corporations in which at all times (before and after the investment) the only participant(s) is/are an individual and/or his or her spouse who owns(s) 100% of the corporation's stock are generally not subject to ERISA's fiduciary standards, although they are subject to the Code's prohibited transaction rules.

     "Plan Assets". If the Company's assets were determined under ERISA or the Code to be "plan assets" of a Member that is a Qualified Plan or an IRA, the fiduciaries of the Qualified Plan or IRA might, under certain circumstances, be subject to liability for actions taken by the Manager, on the theory that they had improperly delegated fiduciary responsibility to the Manager. Under Department of Labor regulations governing the determination of what constitutes assets of a Qualified Plan in the context of investment securities such as the Interests, an undivided interest in the underlying assets of a collective investment entity such as the Fund will be treated as "plan assets" of Qualified Plan investors (that is, a so-called "look-through" rule will be applied) unless
(i) the Units of the Qualified Plan investors constitute "debt" and not "equity"; (ii) the securities are publicly offered; (iii) less than 25% by value of any class of equity securities of the entity is owned by Qualified Plans; or
(iv) the entity is an "operating company." The Manager believes that Interests should be treated as "equity" for purposes of the Department of Labor's regulations.

     In order for securities to qualify as "publicly offered" under the Department of Labor's regulations, the securities must be "freely transferable." In the Manager's view, the effect of certain restrictions on transferability of Interests (see "Transferability of Units") on the determination of whether Interests are "freely transferable" for purposes of the Department of Labor's regulations is unclear. Therefore, it cannot be predicted whether the Fund will qualify for the "publicly offered" exception to the "look-through" rule.

     The Fund should, however, qualify for the "less than 25%" exception to the "look-through" rule since the Operating Agreement provides that no more than 25% of the Interests may be held by a Qualified Plan. In addition, the Operating Agreement provides that in the event redemption of the Fund in jeopardy of violating this rule, the Manager shall liquidate, pro rata, a sufficient amount of Interests held by Qualified Plans to stay within the parameters of the rule and such liquidation of Qualified Plan Interests shall occur prior to effecting any redemption.

     Since the Fund should qualify for the "less than 25%" exception under the Department of Labor's regulations, the assets of the Fund should not constitute "plan assets" of Qualified Plan Members, whether or not Interests are treated as "publicly offered" under the Department of Labor's regulations.

     Prohibited Transactions Under ERISA and the Code. Section 4975 of the Code (which applies to all Qualified Plans) and Section 406 of ERISA (which does not apply to IRAs or to those Qualified Plans that, under the rules explained above, are not subject to ERISA's fiduciary rules), both prohibit Qualified Plans from engaging in certain transactions involving the "plan assets" with parties that are "disqualified persons" under the Code. "Disqualified persons" include fiduciaries of a Qualified Plan; the company that sponsors or is one of the sponsors of a Qualified Plan; officers, directors, shareholders and other owners of the company that sponsors or is one of the sponsors of the Qualified Plan; and natural persons and legal entities sharing certain family or ownership relationships with other "disqualified persons" including, in the case of
Section 406 of ERISA (but not Section 4975 of the Code), an employee of the company that sponsors or is one of the sponsors of the Qualified Plan.

     "Prohibited transactions" include any direct or indirect transfer or use of a Qualified Plan assets to or for the benefit of a disqualified person, a fiduciary's dealing with the assets of a Qualified Plan in the fiduciary's individual interest or for the fiduciary's own account, any receipt by a fiduciary of consideration for the fiduciary's personal account from any party dealing with a Qualified Plan and, in the case of ERISA, a fiduciary's representing any person in any transaction involving a Qualified Plan if that person's interests may be adverse to those of the Qualified Plan or its participants or beneficiaries.

     Under ERISA, a disqualified person that engages in a prohibited transaction will be made to disgorge any profits made in connection with the transaction, and will be required to compensate any Qualified Plan that was a party to the prohibited transaction for any losses sustained by the Qualified Plan. Section 4975 of the

Code imposes excise taxes on a disqualified person that engages in a prohibited transaction with a Qualified Plan.

     In order to avoid the occurrence of a prohibited transaction under Section 4975 of the Code and/or Section 406 of ERISA, Interests may not be purchased by a Qualified Plan as to which the Manager or any affiliates have investment discretion with respect to the assets used to purchase the Interests or with respect to which they regularly give individualized investment advice that serves as the primary basis for the investment decisions made with respect to such assets.

     Other ERISA Conditions. In addition to the above considerations in connection with the "plan assets" issue, a decision to cause a Qualified Plan to acquire Interests should involve, among other factors, the consideration of whether (i) the investment is in accordance with the documents and instruments governing the Qualified Plan; (ii) the purchase is prudent in light of the potential difficulties that may exist in the liquidating Interests; (iii) the investment will provide sufficient cash distributions in light of the Qualified Plan's required benefit payments; (iv) evaluation of the investment has properly taken into account the potential costs of determining and paying any amounts of federal income tax that may be owed on unrelated business taxable income derived from the Fund (see "Summary of Income Tax Consequences -- Investment by Tax-Exempt Plans"); (v) in the case of a Qualified Plan, the investment is made solely in the interests of plan participants; and (vi) fair market value of Interests will be sufficiently ascertainable, and ascertained with sufficient frequency, to enable the Qualified Plan to value its assets in accordance with the Qualified Plan's rules and policies.

INVESTOR CONSULTATION WITH COUNSEL

     Persons who contemplate purchasing Interests on behalf of Qualified Plans are urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. The Manager and the Fund necessarily will rely on such determinations made by such persons, although no Interests will be sold to any Qualified Plans if the Manager believes that such sale will result in a prohibited transaction under ERISA or the Code.

                         SEC.13. REPORTS AND ACCOUNTING

     Books and records of the Fund required by the CFTC will be maintained at the principal office of the Fund. Each investor has the right upon reasonable notice and at mutually agreeable times to inspect and copy (upon payment of reasonable reproduction costs) such books and records, in person or by his authorized representative. Upon request, copies of such books and records shall be sent to any investor by mail after reasonable reproduction and distribution costs are paid by such investor.

     The Fund will keep its books on an accrual basis. The books of the Fund will by audited at least annually at the Fund's expense by independent public accountants to be designated by the Fund. Each investor will be furnished with a certified annual report of financial condition examined by an independent public accountant.

     In addition to the annual report, CFTC rules require that the Fund furnish each investor, within thirty (30) days after the end of each month, with an unaudited account statement covering such period, which statement will be presented in the form of a Statement of Income (Loss) and a Statement of Changes in Net Asset Value.

                          SEC.14. OPERATING AGREEMENT

     The rights and duties of the Manager and the Members are governed by the provisions of the Delaware Limited Liability Company Act and by the Operating Agreement (the "Agreement") which is attached as Exhibit A. Certain features of this Agreement are explained below, but investors should read the entire Agreement for complete details of its terms and conditions.

NATURE OF FUND AND MEMBERS' OBLIGATIONS

     The Fund was organized on January 17, 1997. The Manager is vested sole responsibility for managing the Fund and Members will not be able to exercise any management functions with respect to the Fund's operations. A Member's capital contribution is subject to the risks of the Fund's business. However, a Member will not be personally liable for any debts or losses of the Fund beyond the amount of his capital contribution and distributions (if any) unless he participates in control of the Fund's business.

REDEMPTIONS

     If Interests redeemed during the first 13-18 months after subscriptions are accepted, a 2% redemption penalty (payable to the Fund) will be deducted from the amount calculated in (a) above; if Interests are redeemed within 12 months after their acceptance, a similar redemption penalty will be deducted but in the amount of 3%. No redemption penalty will be paid or any Interests redeemed by the Manager or its affiliates.

     Redemptions are permitted at the end of any month upon written notice of Member(s)' intent to redeem at least 10 days prior to month-end, which notice shall specify the name and address of the redeeming Member and the amount of whole Interests sought to be redeemed. The notice of redemption shall be in the form of Exhibit C or any form acceptable to the Manager, and may be mailed or delivered to the principal office of the Manager.

MANDATORY REDEMPTION

     If the Manager in its discretion deems it to be in the best interest of the Fund to do so, the Manager may require any participant to retire from the Fund at any time by giving the participant written notice by U.S. mail and promptly distributing payment of the participant's Interests at the net asset value per unit less accrued expenses.

SPECIAL REDEMPTIONS

     A Special Redemption period shall be established whenever a Program experiences a decline in the Net Asset Value Per Program Interest as of the close of business on any business day to less than 50% of the Net Asset Value Per Program Interest on the last Valuation Date. Program trading shall be temporarily suspended during such special redemption period.

DISTRIBUTIONS

     The Manager does not anticipate a distribution of profits, if any, to members. Rather, the Manager anticipates that to the extent that the Fund's trading generates profits, these profits will remain Fund assets and will be used to further margin positions in the commodity futures markets. Of course, participants will be able to redeem any or all of their interest in the Fund on a monthly basis. (See "Redemptions" above.)

TRANSFERABILITY

     THERE IS NO LIQUID MARKET FOR INTERESTS AND THEY MAY NOT BE RESOLD. The Interests may be assigned at the election of the Member and upon notice to and consent of the Manager which consent may be withheld or granted in its sole and absolute discretion. However, the assignee shall become a substituted member in the Fund only upon execution and delivery to the Manager of the subscription documents

INDEMNIFICATION

     The Agreement provides that with respect to any threatened, pending or completed action, suit or proceeding to which the Manager was or is a party or is threatened to be made a party by reason of the fact that it is or was the Manager or sponsor of the Fund (other than an action by or in the right of the Fund), the Fund must indemnify and hold harmless the Manager against any loss, liability, damage, cost, expense (including attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding if the Manager acted within the scope of its authority in good faith and in a manner it reasonably believed to be in the best interests of the Fund, and provided that its conduct does not constitute negligence, misconduct or a breach of its fiduciary obligations to the Members. Such indemnity and agreement to hold harmless is recoverable only out of Fund assets and shall not be a liability of the Members. The Agreement further provides that with respect to any threatened, pending or completed action, suit or proceeding by or in the right of the Fund to which the Manager was or is a party or is threatened to be made a party involving an alleged cause of action by a Member (or Members) for damages arising from the activities of the Manager in the management of the internal affairs of the Fund as prescribed by the Agreement or by the laws of the State of Delaware, or both, the Fund must indemnify and hold harmless the Manager against any loss, liability, damage, cost and expense (including attorneys' and accountants' fees) actually and reasonably incurred by it in connection with such action, suit or proceeding if it acted within the scope of its authority, in good faith and in a manner it reasonably believed to be in the best interests of the Fund, except that no indemnification will be made in respect of any claim, issue or matter as to which the Manager's actions constituted negligence, misconduct or breach of its fiduciary obligations in the performance of its duty to the Fund.

ELECTION AND WITHDRAWAL OF THE MANAGER

     The Manager may not transfer or withdraw its required minimum investment in the Fund for so long as it acts as the Manager of the Fund. (See "The
Manager -- Minimum Net Worth and Purchase Requirements"). The Manager may be removed by a vote of the holders of a majority of the Interests (excluding any Interests owned by the Manager or its affiliates). The Manager may withdraw upon one hundred-twenty (120) days notice to the Members. (See "Termination of the Fund", below.)

TERMINATION OF THE FUND

     Unless terminated earlier for other reasons provided in the Agreement, the affairs of the Fund will be wound up, its liabilities discharged, its remaining assets distributed and the Fund liquidated as soon as practicable on or after December 31, 2027.

AMENDMENTS AND MEETINGS

     The Agreement may be amended in any respect, except to change the Fund's status as a limited liability company, change the liability or reduce the capital accounts of the Members, extend the duration of the Fund, remove or curtail the powers of the Manager or modify the percentage of profits, losses or distributions to which the Members are entitled. Any permitted amendment may be approved by a vote of the holders of a majority of the outstanding Interests (excluding Interests by the Manager or its affiliates) pursuant to a written vote. Furthermore, certain amendments may be approved at a duly called meeting of the Members by a majority of all outstanding Interests whether represented at such meeting in person or by proxy, provided a quorum is present. An amendment may be proposed or a meeting may be called by the Manager or by the holders of at least 10% of the outstanding Interests. It is not expected that the Manager will call any annual meetings of the Members except upon written request by the holders of 10% of the outstanding Interests.

REPORTS AND ACCOUNTING

     Books and records of the Fund required by pertinent regulatory authorities will be maintained for at least six years at the principal offices of the Fund. Consistent with NASAA Guidelines, the Fund will maintain records of suitability of the Members, including, without limitation, the subscription agreements for such period. Each Member has the right, upon reasonable notice and at mutually agreeable times, to inspect and copy (upon payment of reasonable reproduction costs) such books and records, in person or by an authorized representative. Upon request, copies of such books and records shall be sent to any Member by mail after reasonable reproduction and distribution costs are paid by such Member.

     The Fund will keep its books on an accrual basis. The books of the Fund will be audited at least annually at Fund expense by independent public accountants to be designated by the Manager. Each member will be furnished with an annual report containing certified audited financial statements examined by an independent public accountant within 120 days after the close of the Fund's fiscal year. In addition to the annual report, CFTC rules require that the Fund furnish each Member, within thirty (30) days after the end of each month, with an unaudited account statement covering such period, which statement will be presented in the form of a Statement of Income (Loss) and a Statement of Changes in Net Asset Value.

ADDITIONAL MEMBERS

     Subject to pertinent securities law requirements, the Manager, in its sole discretion, may admit additional Members. There is no limitation on the number of Interests which may be offered or outstanding.

NOTICE

     Notice will be sent to each Member within seven business days from the date of:

          (i) any decline in the Net Asset Value per unit to less than 50% of the Net Asset Value on the last Valuation Date.

          (ii) any material change in contracts with Advisors, including any change in Advisors or any modification in connection with the method of calculating the incentive fee.

          (iii) any other material change affecting the compensation of any party.

                                SEC.15. GLOSSARY

     Knowledge of various terms and concepts relating to the trading and the regulation of interests is necessary for a prospective investor to determine whether to participate in the Fund. The following glossary may assist the prospective investor in understanding the terms and concepts used in this Offering Prospectus.

     ADMINISTRATOR. The official or agency administering the securities laws of a state.

     ADVISOR. Any person who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of commodity contracts or commodity options.

     AFFILIATE. An affiliate of a person means (a) any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such person; (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such person; (c) any person, directly or indirectly, controlling, controlled by, or under common control of such person;
(d) any officer, director or partner of such person; or (e) if such person is an officer, director or partner, any person for which such person acts in any such capacity.

     ARBITRAGE. The simultaneous purchase or sale in one market against the sale or purchase of the same or related property in a different market in an effort to profit from a disparity in prices. As used herein for the Fund's business, arbitrage refers to balanced cash market transactions on one side against futures market transactions in the same or related financial instruments on the other side.

     CAPITAL CONTRIBUTIONS. The total investment in a program by a participant or by all participants, as the case may be.

     CASH MARKET, CASH CONTRACT OR CASH POSITIONS. These terms refer to transactions in actual financial instruments or physical commodities, as contrasted with transactions in futures contracts or options no futures contracts in such instruments or other commodities.

     COMMISSION. The fee charged for executing a trade in a commodity for the account of a customer.

     COMMODITY. The term commodity refers to goods, wares, merchandise, produce and in general everything that is bought and sold in commerce. Out of this large class, certain commodities, because of their wide distribution, universal acceptance and marketability in commercial channels, have become the subjects of trading of various national and international exchanges located in principal marketing and commercial areas. Traded commodities include: grains such as wheat, corn and oats; soybeans and soybean products (meal and oil); foods such as livestock and meat, poultry and poultry products, frozen concentrated orange juice, sugar, cocoa and coffee; fibers such as cotton, lumber and plywood; metals such as copper, silver, gold, platinum, tin and zinc; financial instruments such as obligations issued by the Government National Mortgage Association ("GNMAs"), United States Treasury Bills and Treasury Bonds; foreign currencies such as British pounds, Canadian dollars, Deutsche marks, Dutch guilders, French francs, Japanese yen and Swiss francs; and energy supplies such as petroleum and petroleum products. Traded physical commodities generally are sold according to uniform, established grade standards, in convenient predetermined lots and quantities such as bushels, pounds or bales, are fungible (permit free substitution of one lot for another to satisfy a contract) and often are storable over a period of time.

     COMMODITY BROKER. Any person who engages in the business of effecting transactions in commodity contracts for the account of others or for his own account.

     COMMODITY CONTRACT. A contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

     CROSS REFERENCE SHEET. A compilation of the Guideline sections, referenced to the page of the prospectus, program agreement, or other exhibits, and justification of any deviation from the guidelines.

     DAILY PRICE FLUCTUATION LIMIT. The maximum permitted fluctuation (imposed by an exchange and approved by the CFTC) in the price of a commodity future contract for a given commodity that can occur on a commodity exchange on a given day in relation to the previous day's settlement price. The maximum permitted fluctuation is subject to change from time to time by the exchange.

     DELIVERY. The process of satisfying a commodity futures contract by transferring ownership of a specified quantity and grade of a particular commodity to the purchaser thereof.

     FUTURES CONTRACT. Contract made on or through a commodity exchange which provide for future delivery of agricultural, industrial or other commodities (such as financial instruments).

     LIMIT ORDER. A trading order which sets a limit on either price or time of execution of both. Limit orders (as contrasted with stop orders) do not become market order.

     MARKET ORDER. A trading order to execute a trade at the most favorable available price as soon as possible.

     MARGIN. With respect to commodity futures, good faith deposits with a broker to assure fulfillment of a purchase of sale of a commodity futures contract.

     MARGIN CALL. A demand for additional funds after the initial good faith deposit required to maintain a customer's account in compliance with the requirements of a particular commodity exchange or of a futures broker.

     NET ASSETS. The total assets, less total liabilities, of the program determined on the basis of generally accepted accounting principals. Net assets shall include any unrealized profits or losses on open positions, and any fee or expense including net asset fees accruing to the program.

     NET ASSET VALUE PER PROGRAM INTEREST. The net assets divided by the number of program interests outstanding.

     NET WORTH. The excess of total assets over total liabilities as determined by generally accepted accounting principals. Net worth shall be determined exclusive of home, home furnishings and automobiles.

     NEW TRADING PROFITS. The excess, if any, of net assets at the end of the period over net assets at the end of the highest previous period or net assets at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on net assets resulting from new capital contributions, redemption, or capital distributions, if any, made during the period decreased by interest or other income, not directly related to trading activity, earned on program assets during the period, whether the assets are held separately or in margin account.

     OPEN POSITION. A contractual commitment arising under a long contract or short contract that has not been extinguished by an offsetting trade or delivery.

     OPTION. The right (but not the obligation) to assume a long (a call option) or short (a put option) position in a commodity futures contract at a specified price (the exercise or strike price) at any time during the life of the option. Upon exercise, the holder of a call option becomes long a futures contract whereas the writer becomes short a futures contract. The holder of a put option becomes short and its writer becomes long.

     ORGANIZATIONAL AND OFFERING EXPENSES. All expenses incurred by the program in connection with and in preparing a program for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter's attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of its program interest under federal and state law, including taxes and fees, accountants' and attorneys' fees.

     PARTICIPANT. The holder of a program interest.

     PERSON. Any natural person, partnership, corporation, association or other legal entity.

     PIT BROKERAGE FEE. Pit brokerage fee shall include floor brokerage, clearing fees, National Futures Association fees, and exchange fees.

     POSITION LIMIT. The maximum number of commodity futures contracts in one commodity (or one contract month of a commodity) that can be held or controlled on a contract market at one time by one person or a group of persons acting together. Position limits are imposed by the CFTC or the various commodity exchanges. There are no position limits imposed by law on cash market transactions, although the Fund may establish such limits as a matter of prudent operation.

     PROGRAM. A limited partnership, joint venture, corporation, trust or other entity formed and operated for the purpose of investing in commodity contracts.

     PROGRAM BROKER. A commodity broker that effects trades in commodity contracts for the account of a program.

     PROGRAM INTEREST. A limited partnership interest or other security representing ownership in a program.

     PYRAMIDING. A method of using all or a part of an unrealized profit in a commodity contract position to provide margin for any additional commodity contracts of the same or related commodities.

     ROUND TURN. The purchase and sale or sale and purchase of a commodity contract.

     SETTLEMENT PRICE. The price for commodity futures contracts in a particular commodity established by a clearinghouse or exchange after the close of each day's trading.

     SPONSOR. Any person directly or indirectly instrumental in organizing a program or any person who will manage or participate in the management of a program, including a commodity broker who pays any portion of the organizational expenses of the program, and the general partner(s) and any other persons who perform services for the program. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of the units. The term "Sponsor" shall be deemed to include its affiliates.

     SPREADS OR STRADDLES. The taking of both a long and a short position with respect to the same or related commodities but in different delivery months or on different exchanges.

     STOP ORDER. An order given to a broker to execute a trade in a commodity futures contract when the market price for the contract reaches the specified stop order price.

     UNREALIZED PROFIT OR LOSS. The profit or loss which would be realized on an open position if it were closed out at the current settlement price.

     VALUATION DATE. The date as of which the net assets of the program are determined.

     VALUATION PERIOD. A regular period of time between valuation dates.

                            SEC.16. FUTURES TRADING

          (TO BE READ IN CONJUNCTION WITH SEC.15 -- "GLOSSARY" ABOVE)

     The following general description of various aspects of securities and commodities futures trading does not purport to be a complete explanation of the pertinent markets or regulations. Because commodity trading in particular is a rapidly developing economic activity, a potential investor should consult with independent qualified sources of investment advice before determining to invest in the Interests.

GENERALLY

     Commodity futures contracts are standardized agreements traded on commodity exchanges that call for the future delivery of the commodity at a specified time and place. A futures trader that enters into a contract to take delivery of the underlying commodity is "long" the contract or has "bought" the contract. A trader that is obligated to make delivery is "short" or has "sold" the contract. Actual delivery on the contract rarely occurs. Futures traders invariably offset (liquidate) their contract obligation by entering into an equal but offsetting futures position. For example, a trader who is long one March wheat contract on the Chicago Board of Trade (i.e., is obligated to take delivery of a specified grade and quantity of wheat in March at a specified location) can offset the obligation by entering into a short position in a March wheat contract on that exchange. Futures positions that have not yet been liquidated are known as "open" contracts or positions.

     A trader's profit or loss on a futures contract is determined by the price at which it establishes the futures contract position and the price at which it offsets the position (or the final settlement price on the exchange if the trader holds the contract for delivery). For example, suppose that a trader goes long one wheat contract (5,000 bushels) on the Chicago Board of Trade at 350 (cents per bushel). If the futures market price of the contract fell to 330 the next day and the trader liquidated its contract at that price, its loss on the trade would be $1,000 ($.20 x 5,000 bushels = $1,000). Conversely, if the price rose to 370 and the trader liquidated at that price, it would make a profit of $1,000.

     Futures contracts are traded on a wide variety of commodities, including agricultural products, metals, livestock products, government securities, currencies and stock market indices. Trading in futures options contracts has recently been started on U.S. commodity exchanges, on a trial basis. The Fund may or may not trade futures options. Among the principal U.S. commodity exchanges are the Chicago Board of Trade, the Chicago Mercantile Exchange and the Comex.

HEDGERS AND SPECULATORS

     There are two principal types of commodity traders, hedgers and speculators. Hedgers are commercial interests who market or process commodities and utilize the futures market for protection against the risk of price variation. For example, a seller or processor is at the risk of market price fluctuations between the time he contracts to sell or process and the time he must perform on the contract. In such cases, at the time of the contract, he simultaneously buys futures contracts for the necessary equivalent quantity of the commodity he needs, or sells a futures contract for the equivalent commodity he intends to market at some later date. A cattle feeder may buy a corn contract for delivery as much as several months ahead and simultaneously sell a cattle contract that could be satisfied by the delivery of his herd, thus relieving himself of exposure to price variations in either his raw material or ultimate market product. Similarly, a farmer may hedge against price fluctuations between the day he plants his crop and the day it is ready for delivery. In these examples, the hedger may either make or take delivery in satisfaction of his futures contract, or else close the position prior to delivery and buy or sell the necessary equivalent amount of the physical commodity. In either case, the price of the commodity is established at the time the hedger initiates his futures position. Thus, the commodity markets enable the hedger to shift the risk of price fluctuations to the speculator.

     A speculator normally has no need for, or any inventory of, the cash commodities involved. Rather, he buys or sells in expectation of a rise or decline in the price of a commodity and assumes the market risk sought to be avoided by the hedger. For instance, the speculator may take the opposite side of a hedger's trade, as in the example above, by buying the futures contract sold by the cattle feeder for delivery of his cattle. In every case, where one party experiences a gain on a futures contract, the other experiences a loss. However, because the speculator may take either a long or short position in the commodity futures market, it is possible for him to make profits or incur losses regardless of whether price trends are up or down. All trades ordered by the Advisors to the Fund will be speculative.

COMPETITION

     Both the rules of the various exchanges and those of the CFTC are designed to promote free competition and to restrict manipulative and distorting pricing practices in the purchase and sale of commodities for future delivery. Countless hedgers and speculators offer and bid for the available supply of traded commodities. In recent years many commodity pools have been organized whose methods of trading utilize technical, trend-following systems and additional commodity pools will likely be formed in the future. Since the Advisor will use its respective technical and/or fundamental system to select a portion of the Fund's trades, the Fund may experience greater competition in the execution of those trades from other commodity accounts whose trading systems note the same trends and dictate similar buy and sell orders. In addition, since the Advisors manage accounts other that the Fund, those accounts will compete with the Fund for the same contracts. Thus, were market volume or liquidity to remain static or be reduced, the Fund may experience greater difficulty in executing trades at a favorable price or in executing all the contracts called for in an order.

MARGINS

     In order to establish and maintain a futures position, a trader must make a type of good-faith deposit with its broker, known as "margin". Minimum margins are established for each futures contract, by the exchange on which the contract is traded. The exchanges alter their margin requirements from time to time, sometimes significantly. For their protection, commodity brokers often require higher margins from their customers than the exchange minimums.

     There are two types of margin. "Initial" margin is the amount a trader is required to deposit with its broker to open a futures position. For example, the initial margin for a Chicago Board of Trade wheat futures contract is usually about $1,000. The other type of margin is "maintenance" margin. When the contract value of a trader's futures position falls below a certain percentage (typically about 75%) of its value when the trader established the position, the trader is required to deposit additional margin in an amount equal to the loss in value. Any margin calls for the Fund will be met by a cash transfer from the Fund's operating account.

     For example, suppose a trader went long one Chicago Board of Trade wheat futures contract at 330 cents per bushel. Since the contract calls for the delivery of 5,000 bushels, the total contract value would be $16,500. If the futures market price of the contract declined below 325 cents, the trader would be required to deposit $250 in maintenance margin. If the deposit was not made (the broker has the right to demand immediate payment), the broker would have the right to liquidate the customer's position.

COMMODITY PRICES

     The prices of commodities usually fluctuate rapidly and over wide ranges. Except for the effect of government price control and support programs, commodity prices are generally determined by the law of supply and demand. The market is subject to the many psychological factors working on each buyer and seller, as well as to crop conditions, deflation or inflation, strikes (especially in the transportation and commodity storage industries), world conditions, war or threats of war, interest rates and other factors. Any fundamental prediction of commodity prices is necessarily subject to all of these factors which can change day to day, if not hourly. Notwithstanding that current and correct information as to substantially all factors is known, prices still may not react as predicted. Prices of commodities are listed in most major daily newspapers and financial journals.

     The prices of financial instruments and foreign currencies are subject to the factors described above. Other factors which affect foreign currency prices include a country's balance of payments (surplus or deficit), potential stability, treaties, government policies and exchange controls, inflation rate and interest rates.

     Under past federal economic stabilization programs, maximum prices at which commodities could be traded were imposed. Although no such regulations are presently in effect, no assurance can be given that price restrictions will not against be imposed.

REGULATION

     The U.S. futures markets are regulated under the Commodity Exchange Act, as amended (the "CEA"), which is administered by the CFTC, a federal agency created in 1974. The CFTC licenses and regulates commodity exchanges, commodity brokerage firms (referred to in the futures industry as "futures commission merchants"), commodity pool operators, commodity trading advisors and others. The Manager is licensed by the CFTC as a commodity pool operator and commodity trading advisor. If the pertinent licenses were to lapse, be suspended or be revoked, the Pool Operator would be unable to act in such capacity on behalf of the Fund.

     Commodity professionals are also regulated by the NFA, a self-regulatory organization for the commodity futures industry that supervises the dealings between commodity professionals and their customers. The Pool Operator is a member of the NFA. If such memberships were to lapse, be suspended or revoked, the Advisor(s) and/or the Pool Operator would be unable to act as described above.

     The CFTC and the exchanges have pervasive powers over the futures markets, including the emergency power to suspend trading and order trading for liquidation only (i.e., traders may liquidate existing positions but not establish new positions). Measures of the type could affect the Fund's trading.

     A member has the right to maintain various types of legal actions against the Pool Operator for damages suffered as a result of misconduct of the Pool Operator in operation or advising the Fund. Under the "reparations" provision of the CEA, a member may maintain a damage action, before the CFTC, against any CFTC registrant for violation of the CEA or CFTC rules. In addition, a member may maintain a damage action in federal court against the Pool Operator for loss suffered as a result of a violation of the CEA, and, under the rules of the NFA, a member may require the Pool Operator to arbitrate, before the NFA, a dispute between the member and the Pool Operator relating to the Fund.

                             SEC.17. MISCELLANEOUS

LITIGATION

     There has not been, within the past five (5) years, any material civil, administrative, or criminal proceedings concluded, pending or on appeal against the Fund, the Manager, the Clearing or Introducing Brokers or their respective principals.

LEGAL OPINIONS

     The legality of the Interests offered hereby have been passed upon by Andrew M. Allamian, an attorney licensed to practice in the state of Illinois. In addition, the description of federal tax consequences contained in Section 12 of this Prospectus are based upon the opinion of Andrew M. Allamian.

EXPERTS

     The audited financials of the Fund and the Manager have been examined by Michael Coglianese, CPA, an independent certified public accountant, as indicated in his report with respect hereto, and are included herein in reliance upon the authority of such as an expert in giving such reports.

ADDITIONAL INFORMATION

     The Fund has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form SB-2 and amendment(s) thereto with respect to the securities offered hereto. (A copy of the Registration Statement, as so amended, has also been provided to the SEC's main office and the CFTC in Washington, DC) This Prospectus does not contain all the information set forth in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Reference is made to such registration statement, including the amendments and exhibits thereto, for further information with respect to the Fund and such securities. Such information may be examined without charge in public reference facilities maintained by the SEC at its principal office in Washington, D.C. and its Chicago, Illinois regional office; copies of all or part thereof may be obtained from the SEC at its office in Washington, DC upon payment of its prescribed fees.

                             MAXIMUS FUND I, L.L.C.

                              OPERATING AGREEMENT

     THIS OPERATING AGREEMENT (the "Agreement") is made as of January 17, 1997 (the date its Articles of Organization as a limited liability company were filed with the Secretary of State of the State of Delaware), by and between Maximus Capital Management, Inc. (or any successor or affiliated entity in which Darren
R. Frye is a principal), as Managing Member (hereinafter referred to as the "Manager"), and those subscribers for Membership Interests who hereafter execute this Agreement, whether by counterpart or separate instrument, and are admitted into Maximus Fund I, L.L.C. (who are hereinafter referred to as "Members").

ARTICLE I. ORGANIZATION

     1.1 FORMATION AND NAME. The Fund shall be formed as a limited liability company under the name Maximus Fund I, L.L.C. (the "Fund") under the provisions of the Delaware Limited Liability Company Act.

     1.2 PURPOSE. The Fund's business and purpose is to trade, buy, sell, spread or otherwise acquire, hold or dispose of commodity futures and option contracts and other commodity interests (including forward contracts on foreign currencies) pursuant to the trading methods of one or more commodity trading advisors. The objective of the Fund business is appreciation of its assets through speculative trading.

     1.3 TERM. The Fund shall come into existence on the date that the Articles of Organization are filed and shall continue in existence until December 31, 2027, unless earlier terminated as provided in Section 5.1 hereof or by operation of law. The duration of the Fund may not be extended by amendment to this Agreement.

     1.4 PRINCIPAL OFFICES. The Fund shall maintain its principal offices at 8218 N. University, Peoria Illinois, 61615. Additional or substituted places of business may be established at such other locations as may, from time to time, be determined by the Manager.

     1.5 ORGANIZATION CERTIFICATE. The parties hereto shall immediately execute and file all such certificates and other documents conforming hereto and do all such other acts as may be appropriate to comply with all the requirements for the formation and operation of a limited liability company under the laws of the State of Delaware.

     1.6 POWER OF ATTORNEY. Each Member, by the execution of this Agreement, whether by counterpart or separate instrument, does irrevocably constitute and appoint the Manager his true and lawful attorney and agent, with full power and authority in his name, place and stead, to admit additional Members, to be his agent for service of process, to file, prosecute, defend, settle or compromise any and all actions at law or suits in equity for or on behalf of the Fund with respect to any claim, demand or liability asserted or threatened by or against the Fund, and to execute, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates and other instruments (including counterparts of this Agreement) which the Manager deems appropriate to qualify or continue the Fund as a liability company in the jurisdictions in which the Fund may conduct business; (ii) all instruments which the Manager deems appropriate to reflect a change or modification of the Fund in accordance with the terms of this Agreement; (iii) all conveyances and other instruments which the Manager deems appropriate to reflect the dissolution and termination of the Fund; and (iv) certificates of assumed name. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive the incapacity or death of a Member. Each Member hereby agrees to be bound by any representation made by the Manager and by any successor thereto, acting in good faith pursuant to such Power of Attorney. Each Member agrees to execute a special Power of Attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments filed by such attorney pursuant to the Power of Attorney granted in this Paragraph, this Agreement shall control.

     1.7 FUND INTERESTS. All interests in the Fund shall be represented by Membership Interests (the "Interests"), and as used herein the term "Interests" are defined as an interest in the Fund acquired upon the making of a capital contribution by either the Manager or a Member. The Interests need not be evidenced by certificates.

     1.8 PROHIBITIONS. The Fund shall not:

          (a) commingle its assets with those of any other person, except to the extent permitted under the Commodity Exchange Act, as amended, and regulations promulgated thereunder;

          (b) purchase, sell or trade in securities to such extent as to be required to be registered as an investment company under the Investment Company Act of 1940, as amended;

          (c) ordinarily initiate or, to the extent possible, maintain an open position in a commodity futures contract during any delivery month, except when required by exchange rules, by law or by regulations;

          (d) ordinarily trade in cash commodities except for forward contracts on foreign currencies or metals;

          (e) permit any advisory service with which it contracts for the management of its assets to churn the Fund's accounts so as to generate excessive commissions;

          (f) employ the trading technique, commonly known as "pyramiding," in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or a related commodity. However, an Advisor may take into account the Fund's open trade equity in assets of the Fund in determining whether to acquire additional commodity futures contracts on behalf of the Fund;

          (g) make loans to any person, including the Manager and its affiliates;

          (h) commingle the assets of the Fund with the assets of any other person; Funds used to satisfy margin requirements will not be considered commingled for this purpose; and

          (i) enter into any agreement with the Advisors, the Clearing Broker(s) or the Manager which shall exceed one year and any such agreements are terminable without penalty upon respectively 30 days, 60 days and 120 days written notice by the Fund.

Material changes in the Trading Policies described above must be approved by a majority of the outstanding Interests (excluding Interests held by the Manager). A change in commodities traded, however, will not be deemed to be a material change in the Trading Policies. In the event the Manager shall, in its sole discretion, using its prudent business judgment, determine that any trading instructions issued by an Advisor violate such Trading Policies, then the Manager may negate such Advisor's trading instructions.

ARTICLE II. THE MANAGER

     2.1 MANAGEMENT. Subject to the limitations of this Agreement, the Manager shall have full, exclusive and complete control of the management of the Fund's affairs for the purposes herein stated, and shall make all decisions affecting Fund affairs, including, inter alia, the power to enter into contracts with third parties for trading management services and brokerage services at rates which may exceed the lowest otherwise available. The Manager may take such other actions as it deems necessary or desirable to manage the business of the Fund including, but not limited to, the following: opening bank accounts with state or national banks and money market funds paying, or authorizing the payment of, distributions to the Members and expenses of the Fund such as advisory fees, brokerage commissions, legal and accounting fees, printing fees, and registration and other fees of governmental agencies (which expenses shall be billed directly to the Fund); and investing or directing the investment of assets of the Fund not involving the purchase or sale of commodity futures contracts or contracts for forward delivery of currencies. The Manager may engage and compensate on behalf of the Fund from the Fund's assets such persons, firms and corporations, including any affiliated person or entity or any other person or entity, as the Manager in its sole judgment shall deem advisable for the conduct and operation of the business of the Fund.

     2.2 COMPENSATION AND REIMBURSEMENT. The Manager shall share in all Fund income, gains, losses, deductions and credits to the extent of its interest in the Fund. In addition, the Manager, the Clearing Broker or their affiliates may advance funds or incur any expenses in the organization of the Fund and the initial offering of its Interests for which they may be reimbursed, including interest, out of Fund income or capital. Interest, if any, on such advances or loans to the Fund may not exceed the cost of interest to them and an amount which would be charged by the Fund (without reference to the Manager's financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose. The Manager may not receive points, financing charges or fees in connection therewith.

     2.3 INDEMNIFICATION.

          (a) In any threatened, pending or completed action, suit, or proceeding to which the Manager was or is a party or is threatened to be made a party by reason of the fact that it is or was the Manager or sponsor of the Fund (other than an action by or in the right of the Fund), the Fund shall indemnify and hold harmless the Manager against any loss, liability, damage, cost, expense (including attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding if the Manager acted within the scope of its authority in good faith and in a manner it reasonably believed to be in the best interests of the Fund, and provided that its conduct does not constitute negligence, misconduct or a breach of its fiduciary obligations to the Members. Such indemnity and agreement to hold harmless is recoverable only out of Fund assets and shall not be a liability of the Members. Notwithstanding the foregoing, the Manager and any person acting as a broker-dealer in connection with the offer or sale of Interests of the Fund shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication of the merits on each count involving alleged securities laws violations as to the particular indemnity, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnity or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnity.

          (b) In any threatened, pending or completed action, suit or proceeding by or in the right of the Fund, to which the Manager was or is a party or is threatened to be made a party, involving an alleged cause of action by Member(s) for damages arising from the activities of the Manager in the management of the internal affairs of the Fund as prescribed by this Agreement or by the laws of the State of Delaware or both, the Fund shall indemnify and hold harmless the Manager against any loss, liability, damage, cost and expense (including attorneys' and accountants' fees) actually and reasonably incurred by it in connection with such action, suit or proceeding if it acted within the scope of its authority in good faith and in a manner it reasonably believed to be in the best interests of the Fund, except that no indemnification shall be made in respect to any claim, issue or matter as to which the Manager's actions constituted negligence, misconduct or breach of its fiduciary obligations in the performance of its duty to the Fund.

          (c) In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and certain state securities administrators (including Massachusetts) with respect to the issue of indemnification for securities law violations.

          (d) Such exculpation or indemnification, unless ordered by a court, shall be made by the Fund only as authorized in a specific case and only upon a determination by independent legal counsel in a written opinion that exculpation or indemnification of the Manager or its affiliates is proper in the circumstances because they have met the applicable standard of conduct required before exculpation or indemnification will be authorized.

          (e) The Fund is prohibited from paying the cost of that portion of liability insurance which insures the Manager for any liability as to which the Manager is prohibited from being indemnified.

          (f) No indemnification of the Manager by the Fund shall be permitted to the extent the Manager incurs any loss, liability, damage, cost or expense (including legal and accounting fees, costs and expenses incurred in investigating or defending any demand, claim or suit) resulting from or arising out of any act or omission in connection with or related to the offer or sale of the Interests.

          (g) The Fund shall advance any and all legal expenses and other costs incurred as a result of any legal action against the Management and its affiliates if the following conditions are met:

             (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

             (ii) the legal action is initiated by a third party who is not a member in the Fund; or the legal action is initiated by Member(s) and a court of competent jurisdiction specifically approves such advancement; and

             (iii) the Manager or its affiliates undertake to repay the advanced funds to the Fund, together with the applicable legal rate of interest thereon, in cases in which such person is not entitled to indemnification as provided in this Section 2.3.

          (h) The term "Manager" as used in this Section shall include the Manager, its agents and affiliates to the extent such persons are performing services on behalf of the Fund.

     2.4 MANAGER'S CONTRIBUTION. The Manager shall in the aggregate purchase Interests for its account amounting to the lesser of: 1% of the aggregate initial capital contributions of all Members or $25,000. Capital contributions by the Manager shall be credited to its accounts when and as paid. The Manager and its affiliates may purchase Interests and shall share in all Fund income, gains, losses, deductions and credits to the extent of their interest in the Fund. The Interests representing the minimum capital contribution of the Manager may not be transferred or redeemed so long as it acts as Manager.

     2.5 OTHER BUSINESS. The Manager may engage in other business activities and shall not be required to refrain from any other activity or disgorge any profits from any such activity.

     2.6 DISTRIBUTIONS TO MEMBERS. The Manager shall have sole discretion in determining the amount and frequency of distributions (other than redemptions) which the Fund shall make with respect to the Interests. In making the aforesaid determination, the Manager will consider (but is not required to) accommodate the Members' needs for cash adequate to pay taxes arising from the Fund's profits. All distributions shall be in cash and shall be made pro rata to the number of Interests held of record by the respective Members. The amounts of any such distribution shall be a liability of the Fund for purposes of calculating the Net Asset Value from the day when the distribution is declared.

     2.7 EXPENSES.

          (a) The Fund shall pay all organization and offering expenses incurred in the creation of the Fund and sale of Interests to the public if Interests having an aggregate offering price of $1,000,000 are sold pursuant to the Registration Statement; if Shares having an aggregate offering price of $1,000,000 are not sold pursuant to the Registration Statement, the expenses shall be borne by the Manager and/or the Clearing Broker. The foregoing expenses may be made by the Fund or may be reimbursed by the Fund to the Manager and/or the Clearing Broker and its affiliates. Notwithstanding the foregoing, in no event will reimbursement by the Fund for organization and offering expenses exceed an amount during the Initial Offering and any subsequent Offering Period equal to 5% of the gross proceeds from the sale of Interests. Organization and offering expenses shall mean those expenses incurred in connection with the formation, qualification and registration of the Fund and in distributing and processing the Interests under applicable federal and state law, and any other expenses actually incurred and directly related to the offering of the Interests, including, but not limited to, expenses such as: (a) registration fees, filing fees and taxes; (b) the costs of qualifying, printing, amending, supplementing, maintaining and distributing the Registration Statement and Prospectus; (c) the costs of qualifying, printing, amending, supplementing, mailing and distributing sales materials used in connection with the issuance of the Interests;

     (d) accounting, auditing and legal fees incurred in connection therewith; and (e) any extraordinary expenses related thereto. Organization and offering expenses include commissions, if any.

          (b) All operating expenses of the Fund shall be billed directly to and paid by the Fund. The Fund shall seek the best prices and services with regard to its commodity futures brokerage transactions. Reimbursement to the Manager for indirect expenses incurred in performing services for the Fund, such as salaries of officers and directors and other items generally falling within the category of Manager overhead, is prohibited.

          (c) The Manager and/or the Clearing Broker and their affiliates may be reimbursed and/or paid, so long as competitive, for the costs of legal, accounting and auditing services used for or by the Fund, as well as printing and filing fees and extraordinary expenses incurred for or by the Fund.

     2.8 SAFEKEEPING AND USE OF FUND ASSETS. The Manager shall have the fiduciary responsibility for the safekeeping and use of all funds and assets of the Fund (whether or not in its immediate possession or control) and, except as provided herein, it shall not employ or permit others to employ such funds and assets in any manner except for the exclusive benefit of the Fund. The Fund shall be prohibited from entering into a contract providing for the release of the Manager's fiduciary duties to the Fund.

     2.9 WITHDRAWAL. The Manager may not withdraw from the Fund except upon one hundred twenty (120) days prior written notice to the Fund and the Members. In the event that the Fund incurs any costs directly attributed to the withdrawal of the Manager, it will pay all such costs. In the event of removal or withdrawal of the Manager, it shall be entitled to a redemption of its interest in the Fund at the Net Asset Value per Interest at the end of the month in which the Manager is removed or withdraws.

     2.10 MANAGER'S NET WORTH. The Manager agrees that at all times after the admission of Members to the Fund pursuant to the public offering of the Fund's Interests, so long as it remains Manager of the Fund, it will maintain Net Worth (as defined below) at least equal to not less than 5% of the aggregate initial capital contributions of any entity (excluding the Fund) for which it shall act as sponsor, manager and/or general partner but in no case is less than $50,000 or more than $1,000,000 required. For these purposes, Net Worth shall be calculated in accordance with generally accepted accounting principles, consistently applied, with all current assets valued at then current fair market values, and may include promissory notes or stock subscriptions issued to the Manager by its affiliates or other persons, including the Fund's Clearing Broker(s), and shall exclude any interest required by its organic documents to be held by the Manager in the Fund or any other entity for which it shall act as sponsor, manager and/or general partner. The requirements of this paragraph may be modified in accordance with the voting procedures set forth in Section 6.4 below, provided the Manager obtains an opinion of counsel for the Fund that a proposed modification will not adversely affect the classification of the Fund as a partnership for federal income tax purposes or result in a violation of the securities laws of any states in which Interests are sold.

ARTICLE III. MEMBERS

     3.1 CAPITAL. Each Member shall make a cash capital contribution in the amount shown on his Subscription Agreement. The Manager shall make a cash capital contribution in accordance with Section 2.4 above. Fractional Shares (to 3 decimal places) may be issued. If any Shares are purchased after trading activity commences, the purchase price shall be at not less than the Net Asset Value per Interest as defined in Section 3.7 for the last day of the month in which the subscription is accepted by the Manager.

     3.2 ADDITIONAL CAPITAL. No additional contributions of capital are or shall be required of any Member during the term of the Fund.

     3.3 ADMISSION OF ADDITIONAL MEMBERS. The Manager may, at its option, admit additional Members at any time.

     3.4 RIGHTS AND OBLIGATIONS. No Member shall be personally liable for any of the debts of the Fund or any losses thereof beyond the amount of his capital contribution and undistributed profits (if any). No Member shall take part in the management of the business or transact any business for the Fund and only the

Manager shall have power to sign for or to bind the Fund. No salary shall be paid to any Member, nor shall any Member have a drawing account or earn interest on his contribution. Each Interest owned by a Member shall be fully paid and no assessment shall be made against any Member. No Member shall be entitled to the return of his contribution except (i) to the extent, if any, that distributions made, or deemed to be made, pursuant to this Agreement, may be considered as such by law; (ii) upon dissolution of the Fund; or (iii) upon redemption and then only to the extent provided for in this Agreement. No Member shall have priority over any other Member either as to the return of contributions of capital or as to profits, losses or distributions.

     3.5 ASSIGNMENT. Subject to the provisions hereof, compliance with the suitability standards imposed by the Fund, applicable laws (including federal and state securities laws) and the rules of any other applicable governmental authority. Interests may be assigned at the election of the Member and upon notice to the Manager. No consent of the Manager is necessary. Notwithstanding the foregoing, the assignee shall become a substituted Member in the Fund only upon the consent of the Manager (which consent will not be unreasonably withheld unless such substitution will jeopardize the tax status of the Fund or its safe harbor protection under the tax laws).

     3.6 REDEMPTION OF INTERESTS. The Members recognize that the profitability of the Fund depends upon long term, uninterrupted investment of capital. It is agreed, therefore, that Fund profits may be automatically reinvested, and that distributions of capital and gains, if any, to the Members will be on a limited basis. Nevertheless, the Members contemplate the possibility that one or more of their number may elect to realize and withdraw capital, prior to the dissolution of the Fund. Accordingly, the following provisions are hereby agreed to:

          (a) Redemption of one or more Interests by Members at the month-end Net Asset Value per Interest thereof (except as set forth in this subsection (a) and subsection (b) below) may be made upon written notice of intent to redeem given by the Member to the Manager at least 10 days prior to the month-end date, which notice shall specify the name and address of the redeeming Member and the amount of Interests sought to be redeemed. Payment of the Net Asset Value per Interest as of the redemption date shall be made within two weeks of the month-end date in which Interests are redeemed (unless a Interest is redeemed prior to the time the Fund has recovered its organization and offering expenses, in which case a pro rata portion of such unrecovered amount shall be deducted from the proceeds of the redemption), except that under extraordinary circumstances, including, but not limited to, the inability to liquidate commodity positions as of such redemption date or default or delay in payments due the Fund from commodity brokers, banks or other persons, the Fund may in turn delay payment to Partners requesting redemption of Interests of the proportionate part of the Net Asset Value of the Interests represented by the sums which are the subject of such default or delay; in that event, payment for redemption of such Interests will be made to Members as soon thereafter as is practicable and notice must be given to redeeming Members. A notice of redemption may be revoked prior to the redemption date by written instructions to the Manager.

          (b) If Interests redeemed during the first 13-18 months after subscriptions are accepted, a 2% redemption penalty (payable to the Fund) will be deducted from the amount calculated in (a above; if Interests are redeemed within 12 months after their acceptance, a similar redemption penalty will be deducted but in the amount of 3%. No redemption penalty will be paid or any Interests redeemed by the Manager or its affiliates.

          (c) Redemptions are permitted at the end of any month upon 10 days' prior written notice of Member(s)' intent to redeem which notice shall specify the name and address of the redeeming Member and the amount of whole Interests sought to be redeemed. The notice of redemption shall be in any form acceptable to the Manager, and may be mailed or delivered to the principal office of the Manager.

          (d) A Special Redemption period shall be established whenever a Program experiences a decline in the Net Asset Value Per Program Interest as of the close of business on any business day to less than 50% of the Net Asset Value Per Program Interest on the last Valuation Date. Program trading shall be temporarily suspended during such special redemption period.

          (e) No redemption of less than whole Interests will be permitted unless the Member is liquidating his entire interest in the Fund.

          (f) The Manager may require any Member which is an employee benefit plan and/or IRA accounts subject to Title I of the Employee Retirement Income Security Act of 1974 "ERISA" to withdraw in whole or in part from the Fund through redemption of its Interests if such withdrawal, in the Manager's sole good faith judgment, is necessary to avoid violation by the Fund and/or Members which are employee benefit plans and/or IRA accounts of applicable provisions of such statute and pertinent regulations. That general authority also includes the specific authority to redeem Interests of employee benefit plans and/or IRA accounts if their aggregate ownership of Interests exceeds 25% of the Net Asset Value and continuing ownership would violate ERISA and/or any pertinent regulations.

          (g) If the Net Asset Value per Interest of the Fund as of the close of any business day is less than 50% of the Net Asset Value per Interest as of the end of the prior month, trading shall be temporarily suspended for a period of seven (7 business days during which time Members shall have the right to redeem one or more Interests in accordance with the procedures set forth in Section 3.6 hereof.

     3.7 "NET ASSET VALUE" and "NET ASSET VALUE PER INTEREST". "Net Asset Value" and "Net Asset Value per Interest" are defined in the Prospectus and shall have the same meaning for purposes of this Agreement. Upon request, the Manager shall make available to any Member the Net Asset Value per Interest. For these purposes, Net Asset Value may be calculated daily on an approximate basis (without accruals if such date is not one on which management, incentive, redemptions or new investments accrue or occur.

     3.8 FISCAL YEAR; BOOKS OF ACCOUNT. Proper books of account shall be kept for at least six years and there shall be entered therein all transactions, matters and things relating to the Fund's business as are required by the Commodity Exchange Act, as amended, and regulations promulgated thereunder, and as are usually entered into books of account kept by persons engaged in a business of like character. The books of account shall be kept at the principal places of business of the Manager and each Member (or any duly constituted designee of a Member) shall at all times during reasonable business hours have access to and the right to inspect and copy the same in person or by mail upon payment reasonable copying and mailing expenses. The fiscal year of the Fund shall begin on January 1 and end on December 1, except that the first fiscal year of the Fund shall commence on the date of filing the Articles of Organization and end on the 31st day of December 1994 and the fiscal year in which the Fund shall terminate will commence on the first day of January of such year and end on the date of termination of the Fund. The books and records of the Fund shall be kept on an accrual basis in accordance with generally accepted accounting principles, consistently applied. The books of account or financial statements of the Fund shall be audited at least annually at the Fund's expense by an independent public accountant to be selected by the Manager.

ARTICLE IV. PROFIT AND LOSS

     4.1 CAPITAL AND PROFIT/LOSS ACCOUNTS. Each Member shall have a capital account, the initial amount of which shall be his contribution to the Fund. At the end of each fiscal year, each capital account shall be adjusted in accordance with generally accepted accounting principles by a portion of the profit or loss earned or sustained by the Fund during such year in the ratio which each capital account bears to all capital accounts. Each Member shall have a profit/loss account which shall reflect his pro rata increase or decrease in the Fund's Net Asset Value during each fiscal year. At the end of each fiscal year, the balance in the profit/loss account shall be credited to or charged against the respective capital accounts.

     4.2 REDEMPTIONS AND DISTRIBUTIONS. Upon any redemption by a Member in accordance with Section 3.6, or upon any distribution in accordance with Section 2.6, the amounts returned to a Member shall be charged first against his capital contributions to the Fund and any balance against the profit/loss portion of his account.

ARTICLE V. TERMINATION

     5.1 DISSOLUTION. Upon the death of the principals, legal disability, bankruptcy, or withdrawal of the Manager, the reduction of the Net Asset Value per Interest at the end of any month to or below 50% of the highest Net Asset Value per Interest previously obtained as of the end of any prior month, a decrease at the close of business on any day in the Fund's Net Asset Value to $500 (after reduction for any distributions) or the bankruptcy or insolvency of the Fund itself, the Fund shall promptly be dissolved. However, the Manager shall, prior to its voluntary withdrawal, give one hundred twenty days notice to all Members pursuant to Section 2.9 hereof, within such period, the Members may elect substitute in accordance with Section 6.5 hereof and may continue the Fund.

     The Fund may also be terminated by a vote of the holders of at least a majority of the then outstanding Interests (not including the Interests held by the Manager and its affiliates) at a meeting called and conducted in accordance with Section 6.4 below. Unless earlier terminated as specified above or by operation of law, the Fund shall cease on December 31, 2027.

     The death, legal disability, bankruptcy, dissolution or withdrawal of any Member shall not result in the dissolution or termination of the Fund. Upon the death or legal disability of a Member, his interest in the Fund shall pass to his legal representatives. Each Member (and any assignee of such Member's interest) expressly agrees that, in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the assets of the Fund and any right to an audit or examination of the books of the Fund; such waiver, however, does not extend to any rights granted the Member under this Agreement.

     5.2 FINAL ACCOUNTING. Upon the dissolution of and failure to reconstitute the Fund, an accounting shall be made of the accounts of the Fund and each Member thereof and of the Fund's assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution. Thereupon, the Manager (or in the event the dissolution is caused by the legal disability, bankruptcy, dissolution or withdrawal of the Manager, such person as the majority in interest of the Members shall designate) shall act as liquidating trustee and immediately proceed to wind up and terminate the business and affairs of the Fund.

     5.3 DISTRIBUTION. Upon the winding up and termination of the business and affairs of the Fund, its liabilities and obligations to creditors and all expenses incurred in its liquidation shall be paid and its remaining assets shall be allocated pro rata to each Interest and distributed to the holders thereof.

ARTICLE VI. MISCELLANEOUS

     6.1 ANNUAL REPORTS AND PERIODIC STATEMENTS. Each Member shall be furnished as of the end of each month and as of the end of each fiscal year with (i) such reports as are required to be given to Members by the rules of the CFTC; (ii) any other reports as are required by any other governmental authority which has jurisdiction over the activities of the Fund; and (iii) any other reports or information which the Manager, in its discretion, determines to be necessary or appropriate.

     Appropriate tax information (adequate to enable each Member to complete and file his Federal tax return) shall be delivered to each Member under then current IRS standards. Each Member shall be notified (i) within 7 business days from the date of any decline in the Net Asset Value per Interest to less than 50% of the preceding month-end per Interest valuation together with a notification of the Members' voting rights or right to redeem; and (ii) as permitted under CFTC regulations, within thirty days of the end of the month in which any material change in contracts with the Fund's commodity trading advisor(s), including any change in such advisors or any material modification in connection with the method of calculating the incentive fees, or any other material change affecting the compensation of any party.

     6.2 NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if delivered in person or by certified mail, or mailed postage prepaid, or if telegraphed, by prepaid telegram, and addressed, if to the Manager, to Maximus Capital Management, Inc. 8218 N. University, Peoria, Illinois 61615 and if to a Member, to the address set forth below such Member's signature on the Subscription Agreement. Any

Member may change his address by giving notice in writing to the Manager stating his new address, and the Manager may change its address by giving such notice to all Members. Commencing on the tenth day after the giving of such notice, such newly designated address shall be such Member's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

     Notice will be sent to each Member within seven business days from the date of:

       (i) any decline in the Net Asset Value per unit to less than 50% of the Net Asset Value on the last Valuation Date.

       (ii) any material change in contracts with Advisors, including any change in Advisors or any modification in connection with the method of calculating the incentive fee.

       (iii) any other material change affecting the compensation of any party.

     6.3 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that State.

     6.4 AMENDMENTS AND MEETINGS. Amendments to this Agreement may be proposed by the Manager or by Members owning not less than ten percent (10%) of the Interests. Within ten days following such proposal, subject to the limitation imposed by the final sentence of Section 6.5, the Manager shall submit the proposed amendment to the Members together with an opinion of counsel, if applicable, as to the legality of amendment, its effect on the liability of Members for the Fund's debts and its compliance with the last sentence of this paragraph. The Manager shall make its recommendation with regard to each such proposal advanced by Members. A simple majority of the Interests outstanding (excluding those Interests held by the Manager and its affiliates and without the necessity for concurrence by the Manager) shall be required to pass an amendment. For purposes of obtaining a written vote, the Manager may require response within a specified time. Notwithstanding the above provision with regard to amendment, no amendment shall change the Fund to a general partnership, change the liability of the Manager or the Members, extend the duration of the Fund or change the provisions of this sentence.

     Any provisions to the contrary contained herein notwithstanding, the Manager may (without the consent of the Members) make such amendment(s) to this Agreement which are necessary (a) to add to the representations, duties or obligations of the Manager or surrender any right or power granted to the Manager herein, for the benefit of the Members, (b) to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other provisions herein and (c) to delete from or add any provision to this Agreement required to be so deleted or added by representatives of the CFTC or any other government authority, which addition or deletion is deemed by such agency, authority or representative to be for the benefit or protection of the Members; provided, however, that no amendment shall be adopted pursuant to this clause (c) unless the adoption thereof (i) is for the benefit of, or not adverse to, the interests of the Members; (ii) is consistent with Section 2.1 hereof;
(iii) does not affect the allocation of profits and losses among or between the Members and the Manager; and (iv) does not affect the limited liability of the Members or the status of the Fund as a partnership for federal income tax purposes.

     Upon any amendment of this Agreement, the Fund's Articles of Organization shall also be amended, if necessary, to reflect such change.

     Meetings of the Fund for purposes of amending this Agreement or taking any action permitted to be taken by the Members under this Agreement may be called by the Manager and shall, subject to the limitation imposed by the final sentence of Section 6.5, be called by it when requested in writing by Members holding ten percent (10%) or more of the Interests. The call shall state the nature of the business to be transacted and shall set forth any amendments proposed to be adopted. The Manager shall deposit the call in the United States mail within fifteen calendar days after receipt of such written requests by the requisite percentage of Members. No other business shall be conducted at the meeting, which shall be held not less than thirty days nor more than sixty days after the date of the mailing of the call. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting and the above described opinion of counsel. The Members may vote in person or by proxy at any such meeting.

     6.5 ELECTION OR REMOVAL OF MANAGER; SALE OR PLEDGE OF ASSETS; TERMINATION OF THE FUND. The Manager or any successor may be elected to or removed from office, all or substantially all of the Fund assets may be sold or pledged, a contract for services with the Manager may be canceled upon 60 days prior written notice, or the Fund may be terminated by a vote of the holders of a simple majority of the Interests (excluding those Interests held by the Manager and its affiliates) at a meeting called and conducted in accordance with Section
6.4 above. However, nothing contained in this Section, in Section 6.4 above or in any other section of this Agreement shall imply that the Members have any rights of management or control over the operations of the Fund.

     6.6 SUCCESSORS AND ASSIGNS. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Members, their respective legal representatives, heirs, successors and assigns. Any person hereafter admitted to the Fund as a managing member or Member shall be subjected to all of the provisions of this Agreement as if an original signatory hereto.

     6.7 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have set their hands.

MANAGING MEMBER:                                                 MEMBERS

Maximus Capital Management, Inc.

     By: /s/ DARREN R. FRYE                                      By: /s/ DARREN R. FRYE
     -----------------------------                               ----------------------------------
     Darren R. Frye, President of                                Darren R. Frye, President of
     the Managing Member                                         the Managing Member, Pursuant
                                                                 to Special Power of Attorney

                                                                       EXHIBIT B

                  SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY

                       (TO BE EXECUTED BY ALL PURCHASERS)

MAXIMUS FUND I, L.L.C. -- Class
--------- Interests
C/O Maximus Capital Management, Inc.
8218 N. University, Peoria, IL 61615

     By executing this Subscription Agreement and Power of Attorney (hereafter, the "Subscription Agreement") of Maximus Fund I, L..L.C. (hereafter, the "Fund"), the undersigned purchaser (hereafter, the "Purchaser") hereby irrevocably subscribes for Class
--------- Membership Interests ("Interests") in the Fund. Purchaser herewith encloses the sum of $
--------------- (minimum $20,000, or $2,000 for IRAs, unless waived by Maximus Capital Management, Inc., the Managing Member -- hereinafter the "Manager"). Subscriptions, whether checks or wire transfers, should be made payable to Maximus Fund I, L.L.C. If this Subscription Agreement is accepted, Purchaser agrees to contribute the amount enclosed to the Fund and to be bound by the terms of the Operating Agreement.

     Purchaser represents that he, she or it has (i) a net worth of at least $250,000 (exclusive of home, furnishings and automobiles) or (ii) an annual adjusted gross income of at least $60,000 and a net worth (similarly calculated) of at least $100,000 (the "Subscription Agreement"). Certain states may impose greater net worth or net income requirements, as set forth in the attached Annex to this Subscription Agreement. Purchaser represents that he meets these financial requirements and that he is of legal age. Purchaser is urged to review carefully the responses, representations and warranties he is making herein. Purchaser agrees that this subscription may be accepted or rejected in whole or in part by the Manager in its sole and absolute discretion.

     READ THIS PROSPECTUS CAREFULLY BEFORE YOU SUBSCRIBE. CONTAINED HEREIN ARE DISCLOSURES CONCERNING VARIOUS RISKS, CONFLICTS, FEES AND EXPENSES RELATING TO OR TO BE PAID BY THE FUND. YOU SHOULD BE AWARE THAT THE DISCLOSURES MADE MAY BE USED AS A DEFENSE IF PROCEEDINGS ARE BROUGHT BY MEMBERS RELATING TO THE FUND.

REPRESENTATIONS AND WARRANTIES

     Purchaser makes the following representations and warranties in order to permit the Fund to determine his suitability as a purchaser of Interests:

          (1) The undersigned has received the Fund's Prospectus and the exhibits thereto and is aware of and can afford the risks of an investment in the Fund as described in such Prospectus.

          (2) The undersigned understands that the Fund has made all documents pertaining to the transactions described in the Fund's Prospectus available to the undersigned in making the decision to purchase the Interests subscribed for herein and that no representations or agreements other than those set forth in the Prospectus and the exhibits thereto have been made to the undersigned in respect thereto.

          (3) The undersigned is not in the business of being a commodity pool operator (as defined under the Commodity Exchange Act, as defined) or is exempt pursuant to pertinent Commodity Futures Trading Commission regulations and is not required to be so registered.

          (4) The undersigned is reminded that:

             (a) The Interests are speculative investments, the purchase of which involves a high degree of risk of loss of the entire investment of the undersigned in the Fund.

             (b) He is encouraged to discuss the proposed purchase with his attorney, accountant or a Purchaser Representative (as defined under Regulation D, promulgated under the Securities Act of

        1933, as amended) or take the opportunity to do so, is aware of and can afford the risks of an investment in the Fund, and is satisfied that he has had an adequate opportunity to ask questions concerning the Fund, the Interests and the transactions described in the Prospectus.

             (c) No federal or state agency has passed upon the adequacy or accuracy of the information set forth in the Prospectus or made any finding or determination as to the fairness of the investment, or any recommendation or endorsement of the Interests as an investment.

             (d) He must not be dependent upon a current cash return with respect to his investment in the Interests. He understands that distributions are not required to be made, and that redemptions (which are subject to redemption penalties during the first 18 months after Interests are accepted) probably will be the sole method for Members to withdraw profits and capital from the Fund.

             (e) The Fund is not a "tax shelter," and any information to be furnished to him concerning the federal income tax consequences arising from an investment in the Fund is necessarily general in nature, and the specific tax consequences to him relative to an investment in the Fund will depend on his individual circumstances.

             (f) Trading in commodity futures contracts involves investing capital in assets that can fluctuate rapidly and substantially in value, often resulting in quick and substantial gains and losses.

             (g) Management fees of the Advisors, transaction fees and certain other expenses must be paid regardless of whether the Fund realizes profits.

          (5) If the Interests are being subscribed for by a pension or profit-sharing plan, the undersigned independent trustee represents that he has reviewed the plan's portfolio and finds (considering such factors as diversification, liquidity and current return and projected return of the portfolio) this purchase to be a prudent investment under applicable rules and regulations, and acknowledges that no representation is made on behalf of the Fund that an investment in the Fund by such plan is suitable for any particular plan or constitutes a prudent investment thereby. Moreover, the undersigned independent trustee represents that he understands that income generated by the Fund may be subject to tax, that he is authorized to execute such subscription on behalf of the plan or trust and that such investment is not prohibited by law or the plan's or trust's governing documents.

     The undersigned understands and agrees that this subscription may be accepted or rejected by the Fund in whole or in part, in its sole and absolute discretion. The undersigned hereby acknowledges and agrees that this Subscription Agreement shall survive (i) changes in the transactions, documents and instruments described in the Prospectus which are not material, (ii) death or disability of the undersigned and (iii) the acceptance of this subscription by the Manager.

     By executing this Subscription Agreement below, the undersigned (i) acknowledges the accuracy of all statements and (ii) appoints the Manager to act as his true and lawful attorney and agent to execute the Operating Agreement and to file any documents or take any action required for the Fund to carry out its business activities. In addition, the undersigned by executing this Subscription Agreement waives on behalf of himself and his estate the furnishing of any inventory, accounting or appraisal of the assets of the Fund; providing that such waiver does not extend to any rights granted a Member under the Operating Agreement.

     The foregoing information which the undersigned has provided to the Manager is true and accurate as of the date hereof and shall be true and accurate as of the date of the undersigned's admission to the Fund as a Member. If in any respect such representations, warranties or information shall not be true and accurate at any time prior to the undersigned's admission as a member, he will give written notice of such fact to the Manager, specifying which representation, warranty or information is not true and accurate and the reason therefore.

     By executing this Subscription Agreement, the undersigned certifies, under penalty of perjury:

          (1) That the Social Security Number or Taxpayer Identification Number provided below is correct; and

          (2) That the IRS has never notified him that he is subject to 20% backup withholding, or has notified him that he is no longer subject to such backup withholding. (NOTE: IF THIS PART (2) IS NOT TRUE IN YOUR CASE, PLEASE STRIKE OUT THIS PART BEFORE SIGNING).

          (3) The undersigned is a U.S. citizen or resident, or is a domestic corporation, partnership or trust, as defined in the Internal Revenue Code of 1986, as amended.

          (4) THAT THE UNDERSIGNED ACKNOWLEDGES AND AGREES THAT THIS INFORMATION MAY BE DISCLOSED TO THE INTERNAL REVENUE SERVICE BY THE FUND AND THAT ANY FALSE STATEMENT CONTAINED HEREIN IS PUNISHABLE BY FINE, IMPRISONMENT OR BOTH. The undersigned will notify the Fund within sixty (60) days of the date upon which any of the information contained herein becomes false or otherwise changes in a material manner, or the undersigned becomes a foreign person. The undersigned agrees to update this information whenever requested by the Fund. Under penalties of perjury, the undersigned declares that the undersigned has examined the information contained herein and to the best of the undersigned's knowledge and belief, it is true, correct and complete, and that the undersigned has the authority to execute this Subscription Agreement. This Subscription Agreement and the representations and warranties contained herein shall be binding upon the heirs, executors, administrators and other successors of the undersigned. If there is more than one signatory hereto, the obligations, representations, warranties and agreements of the undersigned are made jointly and severally.

     The undersigned is the following kind of entity (please check):

         [ ] Individual                     [ ] IRA
         [ ] Joint Account -- JTWROS        [ ] Pension Plan
         [ ] Joint Account -- TENCOM        [ ] Trust
         [ ] UGMA (Gift to Minor)           [ ] Non-Profit Organization
         [ ] Partnership                    [ ] Employee of NASD member firm
         [ ] Corporation                    [ ] Other (Specify)


SUBSCRIPTION AMOUNT $

Make checks payable to: Maximus Fund I, L.L.C.

DATED THIS    DAY OF           OF 199
Mr./Ms.
--------------------------------------------------------------------------------
           Purchaser's Name                           Social Security or Tax ID#

Mr./Ms.
--------------------------------------------------------------------------------
           Name of Second Purchaser             Date of Birth of First Purchaser

----------------------------------------------------- (    ) -------------------
Street Address of First Purchaser                           Business Phone (Day)

----------------------------------------------------- (    ) -------------------
City State and Zip Code                                               Home Phone

--------------------------------------------------------------------------------
Signature of First Purchaser (individual,          Signature of Second Purchaser
Custodian Officer or Partner of Equity)

                                    ANNEX TO
                           SUBSCRIPTION AGREEMENT AND
                               POWER OF ATTORNEY

     The Purchase of Interests in Maximus Fund I, L.L.C. may be made only by persons who have (i) a net worth of at least $250,000 (exclusive of home, furnishings and automobiles) or (ii) a net worth (similarly calculated) of at least $100,000 and an annual gross income of at least $60,000. Subscribers in the following states, in which interest may be qualified for sale, are subject to greater net worth (similarly calculated), annual income and other financial requirements as shown below:

     I understand that the investment requirements, as to net worth ("NW") (exclusive of home, furnishings and automobiles) and past and anticipated annual income ("AI") or annual taxable income ("TI") set forth below opposite the state in which I purchase, apply to my subscription:

Iowa     $500,000   NW     or     $250,0000   NW     and     $100,000  TI

NOTE: IF A JOINT SUBSCRIPTION, PLEASE INDICATE WHETHER JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (JTWROS) OR TENANTS IN COMMON (TENCOM). EACH JOINT TENANT OR TENANT IN COMMON MUST SIGN IN THE SPACE PROVIDED. IF PURCHASER IS A TRUST, PARTNERSHIP, CORPORATION OR OTHER BUSINESS ASSOCIATION, THE SIGNING TRUSTEE, PARTNER OR OFFICER REPRESENTS AND WARRANTS THAT HE/SHE/IT HAS FULL POWER AND AUTHORITY TO EXECUTE THIS SUBSCRIPTION AGREEMENT ON ITS BEHALF. IF PURCHASER IS A TRUST OR PARTNERSHIP, PLEASE ATTACH A COPY OF THE TRUST INSTRUMENT OR PARTNERSHIP AGREEMENT. IF PURCHASER IS A CORPORATION, PLEASE ATTACH CERTIFIED CORPORATE RESOLUTION AUTHORIZING SIGNATURE.

TO BE COMPLETED BY MANAGING MEMBER

     The undersigned certifies that he has informed the Purchaser of all pertinent facts relating to the liquidity and marketability of the Interests as set forth in the Prospectus. In addition, the undersigned has reasonable grounds to believe on the basis of information obtained from the Purchaser concerning his investment objectives, other investments, financial situation and needs, and any other information known by the undersigned, that: (i) the Purchaser is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus; (ii) the Purchaser has a fair market net worth sufficient to sustain the risks inherent in the Fund, including losses of investment and lack of liquidity; and (iii) the Fund is otherwise a suitable investment for the Purchaser.

                                          Accepted by:

                                          --------------------------------------
                                          Darren R. Frye, President
                                          Maximus Capital Management, Inc.,
                                          Managing Member of Maximus Fund I,
                                          L.L.C.

Mail Subscription Agreement and Power of Attorney and Check to:

Maximus Fund I, L.L..C.
c/o Maximus Capital Management, Inc.
8218 North University
Peoria, IL 61615

MAKE CHECK PAYABLE TO MAXIMUS FUND I, L.L.C.

                                                                       EXHIBIT C

                             MAXIMUS FUND I, L.L.C.
                             REQUEST FOR REDEMPTION

To: Maximus Capital Management, Inc.                  Date:

RE: Maximus Fund I, L.L.C.

     I hereby give notice of my intent to redeem __________ Class ___________ Interests in Maximus Fund I, L.L.C.. (the "Fund"). In giving this notice, I certify my full understanding as follows that: (1) this notice is irrevocable;
(2) this notice must be received by the Manager during business hours at least 30 business days prior to the last business day of the calendar month in which redemption shall be effected (the "Redemption Date"); and (3) that the redemption shall be governed by the Fund's Operating Agreement, including the payment of redemption penalties if the Interests being redeemed were subscribed less than 18 months previously.

Redemption Proceeds should be remitted as follows:

A. If by check:          Payee:
                                                  -----------------------------------------------------
                         Address:
                                                  -----------------------------------------------------

                                                  -----------------------------------------------------

                                                  -----------------------------------------------------

INVESTOR'S SIGNATURE(S) MUST BE IDENTICAL TO NAME IN WHICH THE UNITS ARE REGISTERED.

---------------------------------------  Partnership, Plan, Trust or Corporate Investor

---------------------------------------  -----------------------------------------------------

---------------------------------------  By:
                                             -------------------------------------------------
                                             Partner, Trustee or Authorized Officer
---------------------------------------
Limited Partner's Signature(s)

                               MICHAEL COGLIANESE
                       Certified Public Accountant, P.C.
Member:                                                       One Tiffany Pointe
- Illinois CPA Society                              Bloomingdale, Illinois 60108
- Managed Futures Association                              Phone: (630) 351-5877
- American Institute of Certified Public Accountants         Fax: (630) 351-8963

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Maximus Capital Management, Inc.:

     We have audited the accompanying balance sheet of Maximus Capital Management, Inc. as of March 15, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Maximus Capital Management, Inc. as of March 15, 1997 in conformity with generally accepted accounting principles.

Michael Coglianese
Certified Public Accountant

Bloomingdale, Illinois
March 21, 1997

                        MAXIMUS CAPITAL MANAGEMENT, INC.
                                 BALANCE SHEET

                                 MARCH 15, 1997


                           ASSETS
Cash........................................................    $6,480
                                                                ------
     Total Assets...........................................    $6,480
                                                                ======
                     SHAREHOLDER EQUITY
Shareholder Equity..........................................    $6,480
                                                                ------
     Total Equity...........................................    $6,480
                                                                ======

                        MAXIMUS CAPITAL MANAGEMENT, INC.

                   NOTES TO STATEMENT OF FINANCIAL CONDITION

                                 MARCH 15, 1997


NOTE 1

Organization:

     The Company is incorporated in the state of Illinois and serves as a commodity trading advisor (CTA) and commodity pool operator (CPO) in the speculative trading of futures, options, and other commodity interests on both foreign and domestic markets. As a CTA and CPO, the Company is subject to the rules and regulations of the National Futures Association.

NOTE 2

Limited Liability Company Operating Agreement:

     The Company is the Managing Member of Maximus Fund I, L.L.C. and intends to maintain an investment therein of at least 1% of the aggregate capital contributions of the Fund or $25,000, whichever is greater. In addition, the Company will be reimbursed for organization and offering costs paid on behalf of Maximus Fund I, L.L.C. if the minimum number of interests are sold during the offering period. Such reimbursed costs, exclusive of selling commissions, will not exceed 5% of the gross proceeds of the offering and are estimated to be approximately $115,000.

NOTE 3

Agreement to Make Additional Capital Contributions:

     The sole shareholder of the Company has agreed to make capital contributions to the Company so that its net worth shall not be less than 5% of the aggregate capital contributions to the Fund and any other entity for which it acts as sponsor, managing member and/or general partner -- but in no case less than $50,000 or more than $1,000,000.

                               MICHAEL COGLIANESE
                       Certified Public Accountant, P.C.
Member:                                                       One Tiffany Pointe
- Illinois CPA Society                              Bloomingdale, Illinois 60108
- Managed Futures Association                              Phone: (630) 351-5877
- American Institute of Certified Public Accountants         Fax: (630) 351-8963

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Maximus Fund I, L.L.C.:

     We have audited the accompanying balance sheet of Maximus Fund I, L.L.C. as of March 15, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Maximus Fund I, L.L.C. as of March 15, 1997 in conformity with generally accepted accounting principles.

Michael Coglianese
Certified Public Accountant

Bloomingdale, Illinois
March 21, 1997

                             MAXIMUS FUND I, L.L.C.

                                 BALANCE SHEET

                                 MARCH 15, 1997


                           ASSETS
Cash........................................................    $1,000
                                                                ------
     Total Assets...........................................    $1,000
                                                                ======
                          CAPITAL
Membership (One Unit).......................................    $1,000
                                                                ------
     Total Capital..........................................    $1,000
                                                                ======

                             MAXIMUS FUND I, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.

Organization:

     The Company is organized as a limited liability company in the state of Delaware to engage in speculative trading of futures, options, and other commodity interests on both foreign and domestic exchanges. The Company operates as a commodity pool and is therefore under the jurisdiction of the Commodity Futures Trading Commission.

                        MAXIMUS CAPITAL MANAGEMENT, INC.


                                 BALANCE SHEET


                                 JUNE 30, 1997


                                   UNAUDITED



                           ASSETS
Cash........................................................    $6,480
                                                                ------
     Total Assets...........................................    $6,480
                                                                ======
                     SHAREHOLDER EQUITY
Shareholder Equity..........................................    $6,480
                                                                ------
     Total Equity...........................................    $6,480
                                                                ======

                             MAXIMUS FUND I, L.L.C.


                         NOTES TO FINANCIAL STATEMENTS



NOTE 1.



Organization:



     The Company is organized as a limited liability company in the state of Delaware to engage in speculative trading of futures, options, and other commodity interests on both foreign and domestic exchanges. The Company operates as a commodity pool and is therefore under the jurisdiction of the Commodity Futures Trading Commission.

                             MAXIMUS FUND I, L.L.C.


                                 BALANCE SHEET


                                 JUNE 30, 1997


                                   UNAUDITED



                           ASSETS
Cash........................................................    $1,000
                                                                ------
     Total Assets...........................................    $1,000
                                                                ======
                          CAPITAL
Membership (One Unit).......................................    $1,000
                                                                ------
     Total Capital..........................................    $1,000
                                                                ======

                        MAXIMUS CAPITAL MANAGEMENT, INC.


                   NOTES TO STATEMENT OF FINANCIAL CONDITION


                                 JUNE 30, 1997


                                   UNAUDITED



NOTE 1



Organization:



     The Company is incorporated in the state of Illinois and serves as a commodity trading advisor (CTA) and commodity pool operator (CPO) in the speculative trading of futures, options, and other commodity interests on both foreign and domestic markets. As a CTA and CPO, the Company is subject to the rules and regulations of the National Futures Association.



NOTE 2



Limited Liability Company Operating Agreement:



     The Company is the Managing Member of Maximus Fund I, L.L.C. and intends to maintain an investment therein of at least 1% of the aggregate capital contributions of the Fund or $25,000, whichever is greater. In addition, the Company will be reimbursed for organization and offering costs paid on behalf of Maximus Fund I, L.L.C. if the minimum number of interests are sold during the offering period. Such reimbursed costs, exclusive of selling commissions, will not exceed 5% of the gross proceeds of the offering and are estimated to be approximately $115,000.



NOTE 3



Agreement to Make Additional Capital Contributions:



     The sole shareholder of the Company has agreed to make capital contributions to the Company so that its net worth shall not be less than 5% of the aggregate capital contributions to the Fund and any other entity for which it acts as sponsor, managing member and/or general partner -- but in no case less than $50,000 or more than $1,000,000.